Exhibit 10.23
LEASE AGREEMENT
THIS LEASE AGREEMENT is executed this 4th day of June, 2020, (the “Lease Date”), by and between PP OFFICE OWNER 1, L.P., a Delaware limited partnership (“Landlord”), and GRAIL, INC., a Delaware corporation (“Tenant”).
ARTICLE 1 - LEASE OF LEASED PREMISES
Section 1.01. Basic Lease Provisions and Definitions.
(a) Leased Premises (shown outlined on Exhibit A attached hereto): The building commonly known as the “Assembly Building” (the “Building”), located at 4001 E. NC Hwy. 54, Durham, North Carolina, within the Park Point office and research park (the “Park”), which is itself located within the Research Triangle Park (the “RTP”).
(b) Rentable Area: Subject to Section 1.03, approximately 200,340 rentable square feet, consisting of the portion of the Leased Premises shown highlighted on Exhibit A attached hereto (the “Initial Leased Premises”) and the portion of the Leased Premises shown highlighted on Exhibit A attached hereto (the “Deferred Leased Premises”), collectively being all of the rentable square feet within the Building. The Rentable Area of the Leased Premises includes the square footage within the Leased Premises plus a thirteen and 2/10ths percent (13.2%) load factor, subject to Section 1.03(b).
(c) Tenant’s Proportionate Share: 66% prior to Tenant commencing use of the Deferred Leased Premises, and 100% following earlier to occur of (i) Tenant commencing use of the Deferred Leased Premises (or any portion thereof) or (ii) the first day of the thirty-seventh (37th) month of the Lease Term (such earlier date the “Deferred Leased Premises Trigger Date”).
(d) Building’s Share: 30.73% as of the Lease Date, determined, from time to time, by dividing the Rentable Area of the Building by the rentable share footage of all tenant space within the Park (being approximately 652,000 rentable square feet as of the Lease Date), subject to Section 1.03(b).
(e) Minimum Annual Rent and Monthly Rental Installments:

Time Period (months)		Minimum Annual Rent / SF (Initial Leased Premises)	Minimum Monthly Rental Installments (Initial Leased Premises)	Minimum Annual Rent / SF (Deferred Leased Premises)	Minimum Monthly Rental Installments (Deferred Leased Premises)	Total Monthly Rental Installments	Total Period Rental Installments
1	3*	$0.00	$0.00#	$0.00	$0.00	$0.00	$0.00
4	12	$31.00	$310,527.00#	$0.00	$0.00	$310,527.00	$2,794,743.00
13	24	$31.85	$319,066.49#	$0.00	$0.00	$319,066.49	$3,828,797.91
25	36	$32.73	$327,840.82#	$0.00	$0.00	$327,840.82	$3,934,089.85
37	48	$33.63	$336,856.44	$33.63	$224,570.96	$561,427.41	$6,737,128.87
49	60	$34.55	$346,120.00	$34.55	$230,746.66	$576,866.66	$6,922,399.92

61	72	$35.50	$355,638.30	$35.50	$237,092.20	$592,730.49	$7,112,765.91
73	84	$36.48	$365,418.35	$36.48	$243,612.23	$609,030.58	$7,308,366.98
85	96	$37.48	$375,467.35	$37.48	$250,311.57	$625,778.92	$7,509,347.07
97	108	$38.51	$385,792.71	$38.51	$257,195.14	$642,987.84	$7,715,854.11
109	120	$39.57	$396,402.01	$39.57	$264,268.00	$660,670.01	$7,928,040.10
121	132	$40.66	$407,303.06	$40.66	$271,535.37	$678,838.43	$8,146,061.20
133	144	$41.78	$418,503.89	$41.78	$279,002.60	$697,506.49	$8,370,077.89
145	150	$42.93	$430,012.75^	$42.93	$286,675.17^	$716,687.92^	$4,300,127.51^
* “Months” refer to monthly periods following the Commencement Date, and Minimum Annual Rent for the Initial Leased Premises during the first thirty-six (36) months of the Lease Term will be calculated based on sixty percent (60%) of the Rentable Area of the entire Leased Premises, regardless of the actual Rentable Area of the Initial Leased Premises.
# Subject to the provisions in Section 2.02 below regarding Landlord’s Work and Additional Improvements.
^ The amount shown reflects six (6) months. If the Commencement Date is not the first day of a calendar month and the final Month of the Lease Term is automatically extended to include the remaining partial calendar month following the date on which the Lease Term would otherwise expire (pursuant to Section 1.01(h) below), Tenant shall pay Minimum Annual Rent relative to such partial calendar month (at the same rate and on a prorated basis) in addition to the amount shown.
(f) Intentionally omitted.
(g) Delivery Date: The date that Landlord delivers the Leased Premises to Tenant with a sufficient portion of the Shell Improvements completed to allow Tenant to commence installation and construction of the Tenant Improvements (as defined in Exhibit B).
(h) Target Delivery Date: The date that is the later to occur of (i) September 5, 2020, or (ii) the date that Tenant delivers evidence to Landlord that all Tenant Improvements Commencement Conditions (as defined in Exhibit B) have been satisfied by Tenant (as same may be extended for delays resulting from Force Majeure Matters).
(i) Outside Delivery Date: The date that is five (5) months following the Target Delivery Date (as same may be extended for delays resulting from Force Majeure Matters).
(j) Shell Completion Date: The date that Landlord Substantially Completes the Shell Improvements.
(k) Target Shell Completion Date: The date that is the later to occur of (i) January 21, 2021, or (ii) the date that Tenant delivers evidence to Landlord that all Tenant Improvements have been Substantially Completed (as same may be extended for delays resulting from Force Majeure Matters).
(l) Outside Shell Completion Date: The date that is five (5) months following the Target Shell Completion Date (as same may be extended for delays resulting from Force Majeure Matters).
(m) Commencement Date: The earlier of (i) the date that is five (5) business days following Tenant’s receipt of a certificate of occupancy for the Leased Premises following completion of the Tenant Improvements and Tenant’s installation of all of Tenant’s furniture, fixtures and equipment; (ii) the date that is the later to occur of (A) one hundred eighty (180) days following the Delivery Date or (B) ninety (90) days following Substantial Completion (as defined in Exhibit B) of the Shell Improvements; or (iii) the date on which Tenant occupies and begins conducting business in any portion of the Leased Premises.
(n) Lease Term: The period beginning on the Commencement Date and ending upon the expiration or earlier termination of the term of this Lease. The initial Lease Term shall be one hundred fifty (150) months, beginning on the Commencement Date. Provided, however, if the Commencement Date is any day other than the first day of a calendar month, the Lease Term shall be extended automatically until midnight on the last day of the calendar month in which the Lease Term otherwise would expire.
(o) Letter of Credit Amount: $3,349,000.00 (as same may be adjusted pursuant to the terms of Article 4 herein).
(p) Broker(s): Cushman & Wakefield and TP Triangle, LLC, representing Landlord and Newmark Knight Frank, representing Tenant.
(q) Permitted Use: General administrative, office and laboratory research and development use, and all other uses permitted under Applicable Laws (as defined in Section 5.02(a)), subject to compliance with Applicable Laws and the RTP Covenants.
(r) Address for notices and payments are as follows:

LANDLORD NOTICES TO:

Landlord:	PP Office Owner 1, L.P. c/o Starwood Capital Group 1255 23rd Street NW, Suite 675 Washington, DC 20037 Attention: Andres Panza
	Email:	apanza@starwood.com

With a copy to:	TP Triangle, LLC 3020 Carrington Mill Boulevard, Suite 425 Morrisville,North Carolina 27560
	Email:	amayer@trinity-partners.com

With a copy to:	Vanderbilt Office Properties, LLC 625 W. Adams, Suite 1715 Chicago, Illinois 60601
	Email:	mrhea@vanderbiltop.com

WITH PAYMENTS TO LANDLORD TO:

If by USPS:
PP Office Owner 1 LP c/o VPTC Management Partners,LLC 625 W Adams Suite 1715 Chicago, IL 60661

If by Overnight Delivery:
PP Office Owner 1 LP c/o VPTC Management Partners, LLC 625 W Adams Suite 1715 Chicago, IL 60661

If by ACH or Wire:
PP Office Owner 1, L.P. c/o Wells Fargo Bank Account: 4811029297 Routing: 121000248

TENANT NOTICES TO:

Tenant:	Grail, Inc. 1525 O’Brien Drive Menlo Park, CA 94025 Attention: Michael Myers, FP&A Director
	Email:	mmyers@grail.com

With a copy to:	Grail, Inc. 1525 O’Brien Drive Menlo Park, CA 94025 Attention: Thomas Nollie, Facilities Director
	Email:	tnollie@grail.com

With a copy to:	Baker Botts L.L.P. 101 California Street, Suite 3600 San Francisco, CA 94111
	Attention: Email:	Jeff Wutzke jeff.wutzke@bakerbotts.com
(s) Allowance: $30,051,000.00 (i.e., $150.00 per square foot of Rentable Area in the Leased Premises).

(t) Test Fit Allowance: $40,068.00 (i.e., $0.20 per square foot of Rentable Area in the Leased Premises), which amount is in addition to the Allowance and subject to the limitations of Exhibit B.
(u) Soft Cost Allowance: $5,007,500.00 (i.e., $25.00 per square foot of Rentable Area in the Leased Premises), which amount is part of (and not in addition to) the Allowance and subject to the limitations of Exhibit B.
(v) Additional Allowance: $4,006,800.00 (i.e., $20.00 per square foot of Rentable Area in the Leased Premises), which amount is in addition to the Allowance and subject to the limitations of Exhibit B.
(w) Training Space Allowance: $40,000.00, which amount is in addition to the Allowance and subject to the provisions of Section 16.24.
(x) HVAC Allowance: $1,183,900.00, which amount is in addition to the Allowance and subject to Exhibit B.
EXHIBITS
Exhibit A – Leased Premises
Exhibit B – Improvements
Exhibit B-1 – Shell Improvements Specifications
Exhibit B-2 – Proposed Shell Change Orders Exhibit C – Letter of Understanding
Exhibit D – Site Plan for Park
Exhibit E – Rules and Regulations
Exhibit F – SNDA Form
Exhibit G – Expansion Area
Exhibit H – Outside Supporting Equipment Areas
Exhibit I – Tenant’s Signage
Exhibit J – Additional Improvements and Amenities
Exhibit K – Projected Operating Expenses
Exhibit L – Memorandum of Lease
Section 1.02. Lease of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises for the Lease Term, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Park and the underlying land and improvements thereto owned by Landlord, from time to time, that are designed for use in common by all tenants of the Park and their respective employees, agents, customers, invitees and others, which as of the Commencement Date will include the Fitness Center, the Café, approximately two (2) acres of recreational fields, two (2) tennis courts, approximately one and one-half (1.5) miles of walking trails within the Park (which walking trails currently connect to a larger network trails within RTP), and certain parking fields and entrance and access drives. Following Substantial Completion of the Additional Improvements, Landlord reserves the right to convey ownership of (which may be by deed or by easement) and/or delegate operating responsibility for all or any portion of the Common Areas to a property owners’ association (a “POA”) established to maintain and oversee the operation and use of certain portions of the Park in a “Class A” manner (including neat, clean, orderly and operable conditions, properly lighted and landscaped (where applicable), in accordance with Applicable Law and free from Hazardous Substances in violation of Applicable Law), in which case Landlord shall be released from any ongoing obligations relative to such Common Areas and such obligations shall be assumed by such POA and documented in a written set of recorded covenants specific to the Park reasonably acceptable to Tenant, and to which Tenant is an explicit third-party beneficiary; provided that the POA shall be liable for and obligated to perform all of Landlord’s obligations under this Lease relative to any such Common Areas so conveyed or delegated, (ii) Landlord agrees to use commercially reasonable efforts to enforce the POA’s obligations relative to such Common Areas and shall share with Tenant copies of all material correspondence with the POA that relate to the subject matter of this Lease, (iii) no such conveyance or delegation by Landlord shall materially or adversely affect Tenant’s use of such portions of the Common Areas consistent with the terms of this Lease, and (iv) the costs allocated to Tenant pursuant to Sections 3.02 and shall not be higher than if Landlord were maintaining and operating such areas itself.
Subject to Section 15.06, Tenant hereby acknowledges that the Park (or certain portions thereof, which may include the Building) either has been or may be (provided Landlord is successful in such efforts to achieve such classification) classified as a “Brownfields Property,” as such term is defined under the North Carolina Brownfields Property Reuse Act, N.C. Gen. Stat. §§ 130A-310.20 et seq. (the “Brownfields Act”).
Section 1.03. Remeasurement.
(a) Remeasurement Upon Substantial Completion. Within thirty (30) days of Substantial Completion of the Tenant Improvements, Landlord, at Landlord’s expense, will cause a third-party architect to measure the rentable square footage, usable square footage, and resulting Rentable Area of the Leased Premises (with the usable square footage to be measured in accordance with the then-current BOMA standards, and the Rentable Area being calculated by applying a load factor of thirteen and 2/10ths percent (13.2%) to the usable square footage) and submit the findings to Tenant. The parties shall use good faith efforts to agree upon the usable square footage of the Leased Premises within ten (10) business days following the submission of such findings to Tenant. In the event that the parties cannot agree upon the usable square footage within the ten (10) business day period referenced in the preceding sentence, either party shall be entitled to submit the matter to an unaffiliated third party architect reasonably selected by such submitting party (which architect and his or her current or former firm shall not have done business with Landlord or Tenant or their respective principals in the prior three (3) years, unless approved, in writing by the non-submitting party) (the “Arbitration Architect”), with the decision of the Arbitration Architect being binding on the parties. Promptly following the parties’ mutual agreement or the determination by the Arbitration Architect, as applicable, the parties shall enter into an amendment to this Lease confirming any revisions to the Rentable Area of the Leased Premises and all calculations in this Lease that are dependent thereon (e.g., Minimum Annual Rent, Allowance, etc.).
(b) Remeasurement Upon Additional Construction. Landlord shall adjust the Building’s Share percentage and provide written notice to Tenant thereof promptly after substantial completion (as evidenced by the issuance of a temporary or permanent certificate of occupancy after completion of a tenant’s improvements) of any new building(s) constructed or expanded within the Park.
ARTICLE 2 - TERM; DELIVERY AND CONSTRUCTION
Section 2.01. Term. The Commencement Date and Lease Term shall be as set forth in Sections 1.01(m) and 1.01(n) above.
Section 2.02. Construction of Landlord’s Work. Landlord shall construct and install the Shell Improvements to the Building and will construct and install the Additional Improvements within the Park (collectively referred to as the “Landlord’s Work”) in accordance with Exhibit B attached hereto and made a part hereof.
(a) Delivery Date.
(i) Subject to delays resulting from Force Majeure Matters (as defined in Section 16.03) and/or Tenant Delays (as defined in Exhibit B), Landlord shall deliver the Leased Premises to Tenant with the Shell Improvements completed to a point that Tenant is able to enter the Leased Premises to commence installation and construction of the Tenant Improvements on or before the Target Delivery Date. If Landlord for any reason whatsoever cannot cause the Delivery Date to occur by the Target Delivery Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in that event, Landlord shall act diligently and in good faith to complete the work that is necessary to allow Landlord to cause the Delivery Date to occur. In such event, the following terms shall apply:
(1) In the event the Delivery Date does not occur by the date that is two (2) months following the Target Delivery Date, Tenant shall receive a credit against the Monthly Rental Installments due hereunder equal to one (1) day of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for each day that elapses between the end of such two (2) month period and the Delivery Date (the “Delivery Date Credit”), which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(2) In the event the Delivery Date does not occur by the date that is three (3) months following the Target Delivery Date, the Delivery Date Credit shall increase to two (2) days of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for each day that elapses between the end of such three (3) month period and the Delivery Date, which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(3) In the event the Delivery Date does not occur by the date that is four (4) months following the Target Delivery Date, the Delivery Date Credit shall be increased to three (3) days of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for each day that elapses between the end of such four (4) month period and the Delivery Date, which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.

(4) Notwithstanding the foregoing, in the event the Delivery Date does not occur by the Outside Delivery Date, then thereafter until the earlier to occur of (i) the occurrence of the Delivery Date or (ii) thirty (30) days after the Outside Delivery Date, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord. For purposes of clarification, Tenant’s failure to terminate this Lease pursuant to this subsection shall not cut off the accrual of the Delivery Date Credit, if applicable.
Notwithstanding anything to the contrary contained in the Lease, if the Delivery Date is delayed as a result of Tenant Delay, then, for purposes of determining the Commencement Date, the Delivery Date shall be deemed to have occurred on the date that the Delivery Date would have occurred but for such Tenant Delay.
(b) Completion of Shell Improvements.
(i) Subject to delays resulting from Force Majeure Matters or Tenant Delays, Landlord shall Substantially Complete the Shell Improvements on or before the Target Shell Completion Date. If Landlord for any reason whatsoever cause the Shell Improvements to be Substantially Completed by the Target Shell Completion Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in that event, Landlord shall act diligently and in good faith to complete the work that is necessary to allow Landlord to cause the Shell Improvement to be Substantially Completed. In such event, the following terms shall apply:
(1) In the event Substantial Completion of the Shell Improvements does not occur by the date that is one (1) month following the Target Shell Completion Date, Tenant shall receive a credit against the Monthly Rental Installments due hereunder equal to one (1) day of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for each day that elapses between the end of such one (1) month period and the date Substantial Completion of the Shell Improvements occurs (the “Shell Completion Credit”), which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(2) In the event Substantial Completion of the Shell Improvements does not occur by the date that is three (3) months following the Target Shell Completion Date, the Shell Completion Credit shall increase to two (2) days of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for each day that elapses between the end of such three (3) month period and the date Substantial Completion of the Shell Improvements occurs, which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(3) In the event Substantial Completion of the Shell Improvements does not occur by the date that is four (4) months following the Target Shell Completion Date, the Shell Completion Credit shall be increased to three (3) days of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for each day that elapses between the end of such four (4) month period and the date Substantial Completion of the Shell Improvements occurs, which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(4) In the event Substantial Completion of the Shell Improvements does not occur by the Outside Shell Completion Date, then thereafter until the earlier to occur of (i) the occurrence of the Delivery Date or (ii) the date that is one (1) months following the Outside Shell Completion Date, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord. For purposes of clarification, Tenant’s failure to terminate this Lease pursuant to this subsection shall not cut off the accrual of the Shell Completion Credit, if applicable.
Notwithstanding anything to the contrary contained in the Lease, (1) the number of days of Minimum Annual Rent credits included in the Shell Completion Credit are in addition to (and not overlapping with) the number of days of Minimum Annual Rent credits included in the Delivery Delay Credit (for example, if there is ultimately a ten (10) day delay in the Delivery Date for which Tenant is entitled to rental credits, and there is ultimately a twelve (12) day delay in Substantial Completion of the Shell Improvements for which Tenant is entitled to rental credits, Tenant shall receive a total of twenty-two (22) days of rental credits), and (2) if Substantial Completion of the Shell Improvements is delayed as a result of Tenant Delay, then Substantial Completion of the Shell Improvements shall be deemed to have occurred on the date that Substantial Completion would have occurred but for such Tenant Delay.
(c) Construction of Additional Improvements.
(i) Subject to delays resulting from Force Majeure Matters and/or Tenant Delays, Landlord shall Substantially Complete the following additional improvements within the Park by the applicable completion dates set forth herein: (i) the refurbishment of the two buildings located immediately adjacent to the Building (the “Grid Buildings”), as identified on Exhibit D attached hereto, and construction of the Café (as defined in Section 16.23) in the location shown on Exhibit D attached hereto (collectively, the “Phase II Improvements”) not later than April 30, 2021 (the “Phase II Completion Date”), (ii) the construction of the Fitness Center (as defined in Section 16.23) in the location identified on Exhibit D attached hereto and generally consistent with the depictions of same on Exhibit J attached hereto not later than June 30, 2021 (the “Fitness Center Completion Date”), and (iii) the refurbishment of the two buildings located next to the Grid Buildings (the “Edge Buildings”), as identified on Exhibit D attached hereto (the “Phase III Improvements”) not later than September 1, 2021 (the “Phase III Completion Date”). If Landlord for any reason other than Force Majeure Matters and/or Tenant Delays is unable to Substantially Complete any of the aforementioned additional improvements (each, an “Additional Improvement”) by the applicable completion date (each, a “Completion Date”), this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in that event, Landlord shall act diligently and in good faith to complete the work that is necessary for Landlord to Substantially Complete such improvements. In such event, the following terms shall apply:
(1) In the event Substantial Completion of an Additional Improvement does not occur by the date that is sixty (60) days following the applicable Completion Date for such Additional Improvement, Tenant shall receive a credit against the Monthly Rental Installments due hereunder equal to one (1) day of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for every three (3) days that elapse between the end of such sixty (60) day period until Substantial Completion of the applicable Additional Improvement occurs (each, an “Additional Improvement Credit”), which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(2) In the event Substantial Completion of an Additional Improvement does not occur by the date that is one hundred twenty (120) days following the applicable Completion Date for such Additional Improvement, the Additional Improvement Credit shall increase to two (2) days of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for every three (3) days that elapse between the end of such one hundred twenty (120) day period and the date Substantial Completion of the applicable Additional Improvement occurs, which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(3) In the event Substantial Completion of an Additional Improvement does not occur by the date that is one hundred eighty (180) days following the Target Shell Completion Date, the Additional Improvement Credit shall be increased to three (3) days of Minimum Annual Rent and Additional Rent with respect to the Leased Premises for every three (3) days that elapse between the end of such one hundred eighty (180) day period and the date Substantial Completion of the applicable Additional Improvement occurs, which credit(s) shall be applied to the Monthly Rental Installment(s) first becoming payable hereunder.
(4) In the event Substantial Completion of any Additional Improvement does not occur by July 1, 2022, then thereafter until the earlier to occur of (i) the occurrence of Substantial Completion of all Additional Improvements or (ii) August 1, 2022, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord. For purposes of clarification, Tenant’s failure to terminate this Lease pursuant to this subsection shall not cut off the accrual of the Additional Improvement Credit, if applicable.
Section 2.03. Construction of Tenant Improvements. Following the Delivery Date, Tenant shall cause the construction and installation of all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof.

Section 2.04. Letter of Understanding. Promptly following the Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging, among other things, that Tenant has accepted the Leased Premises. If, within ten (10) business days of receipt of Landlord’s Letter of Understanding, Tenant fails to (i) execute and deliver same to Landlord or (ii) notify Landlord in writing of any requested revisions, all of the terms set forth in Landlord’s Letter of Understanding, including, without limitation, the dates provided therein, shall be deemed true and incorporated into this Lease. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of the Lease in all respects.
Section 2.05. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, subject to casualty and reasonable wear and tear, (b) remove from the Leased Premises or where located (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls) and (iii) any alterations required to be removed pursuant to Section 7.03 below (expressly excluding the Tenant Improvements), and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date (or, if later, with respect to the Deferred Leased Premises the date of Tenant’s occupancy of the Deferred Leased Premises), reasonable wear and tear excepted. All of Tenant’s Property that is not removed within ten (10) business days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.05 shall survive the expiration or any earlier termination of this Lease.
Section 2.06. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall (a) pay an amount (on a per month basis without reduction for partial months during the holdover) equal to one hundred fifty percent (150%) of the Monthly Rental Installment (as defined in Section 3.03(a)) due for the period immediately preceding the holdover and the monthly installment of Additional Rent (as defined in Section 3.03(a)) that would be due for the period; (b) if such holdover continues for thirty (30) days after the expiration or earlier termination of this Lease, be liable to Landlord for any payment or rent concession that Landlord is required to make (and does make) to any tenant obtained by Landlord for all or any part of the Leased Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, provided that Landlord notified Tenant of a signed lease with New Tenant at least thirty (30) days prior to the end of the Lease Term; (c) if such holdover continues for ninety (90) days after the expiration or earlier termination of this Lease, be liable to Landlord for the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and (d) indemnify Landlord against all claims for damages by any New Tenant. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Lease Term or prevent Landlord from immediate recovery of possession of the Leased Premises by summary proceedings or otherwise, and this Section 2.06 shall in no way constitute consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.
ARTICLE 3 - RENT
Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.
Section 3.02. Annual Operating Expense Adjustment Definitions.
(a) “Annual Operating Expense Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year.
(b) “Operating Expenses” shall mean (i) the Building’s Share of all Park Expenses (as defined below), including, and, without duplication, (ii) all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building in good condition and repair for a particular calendar year. For purposes of the forgoing, “Park Expenses” means the costs and expenses paid or incurred by Landlord (or, if such portions of the Park are conveyed to or operated by a POA, such POA) in operating, repairing, replacing and maintaining the Common Areas in good condition and repair for a particular calendar year. In the event that the Park (relative to Park Expenses) is less than ninety-five percent (95%) occupied, or at any time that the Building is less than ninety-five percent (95%) occupied (e.g., prior to the Deferred Leased Premises Trigger Date), Operating Expenses shall be grossed up to include all additional costs and expenses that Landlord (or a POA) reasonably determines it would have paid or incurred during such year if the Park or the Building, as applicable, had been ninety-five percent (95%) occupied. Operating Expenses shall include, by way of illustration and not limitation (but subject to the following paragraph), the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Park); service and other charges incurred in the repair, replacement, operation and maintenance of the heating, ventilation and air-conditioning systems serving the Common Areas; costs associated with providing fitness, conference or food service facilities, if any; cleaning and other janitorial services for the Common Areas; tools; repair costs; landscape maintenance costs; security patrols; license, permit and inspection fees; management fees; supplies used at the Building or with respect to the Common Areas; costs, wages and related employee benefits payable for the management, maintenance and operation of the Building and the Park; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal, but not including any initial development expenses), landscaped areas, and lighting; costs paid or incurred by Landlord in bringing the Building or the Common Areas into compliance with Applicable Laws enacted after the effective date of this Lease, but not including any initial development expenses; and all maintenance and repair costs, dues, fees, assessments and other expenses charged with respect to the Building (or the Building’s Share of such costs charged relative to the Park) incurred under any covenants or charged by any POA (subject to Section 1.02) for the Park and the Building’s Share of all charges payable under the terms of the RTP Covenants after the Lease Date. Costs and expenses which according to generally accepted accounting principles (GAAP) are required to be capitalized will not be included in Operating Expenses, except where the capital improvements are proven to actually reduce other Operating Expenses, in which case the costs of such capital improvements will be amortized basis over the useful life of the applicable improvement and only the amortized portion shall be included in Operating Expenses. As of the Lease Date, Landlord’s good-faith estimate of grossed-up Park Expenses for 2021 is attached hereto as Exhibit K.
Notwithstanding the foregoing, Operating Expenses shall not include the following items; personal property taxes paid directly by any tenant of the Park; debt service payments and any late fees, penalties, and reimbursements due to lenders or lenders’ counsel with respect thereto; reserves; costs of selling, syndicating, financing, or mortgaging Landlord’s interest in the Building or the Park; general corporate overhead of Landlord and its affiliates; brokers’ and finders’ fees or other commissions; leasing expenses (including space planning costs, concessions or credits, allowances, advertising expenses, and attorney’s fees with respect to negotiations or disputes with tenants); permitting, licensing and inspection costs associated with the installation or renovation of tenant improvements of other tenants; depreciation on improvements or equipment and machinery; expenses for items which are not generally available for use by all tenants of the Park; advertising or promotional expenses; attorneys’ fees; wages, salaries, employee benefits and payroll taxes for Landlord’s personnel (except to the extent such personnel are employed to operate or repair the Common Areas, buildings, or other improvements within the Park; provided, if such personnel also service other assets in the Raleigh/Durham market, only their pro-rata costs for servicing this Building or the Park shall be included); costs incurred by Landlord in connection with the testing, response to, clean-up or removal of any Hazardous Materials; costs or expenses incurred due to violation by any party (other than Tenant) of any term or condition of this Lease or Applicable Law; costs and expenses incurred by Landlord in connection with disputes with tenants of the Park; artwork and sculpture in the Common Areas; late fees, penalties and charges associated with the late payment of Real Estate Taxes, assessments, liens, or utilities; costs paid or incurred by Landlord in bringing the Building or the Common Areas into compliance with Applicable Laws enacted prior to the Lease Date; costs for the maintenance, repair and replacement of the structural elements of the Building or Park any costs to the extent insurance recoveries are received by Landlord as payment for or refund of such costs; and any other costs or expenses directly paid by individual tenants or other third parties (other than as a component of such Tenant’s Proportionate Share of Operating Expenses).
(c) “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the product of Tenant’s Proportionate Share multiplied by an amount equal to the Operating Expenses incurred during or properly chargeable to the calendar year in question.
Notwithstanding anything herein to the contrary, for purposes of computing Tenant’s Proportionate Share of Operating Expenses, Operating Expenses that constitute Controllable

Expenses (as defined herein) shall not exceed the Cap Amount (as defined herein). As used herein, the term “Controllable Expenses” means all Operating Expenses exclusive of charges for security services unaffiliated with Landlord, utilities, insurance, compliance with Applicable Laws going into effect following the Commencement Date, taxes and assessments, snow and ice removal, management fees for the Building (capped at two and 5/10ths percent (2.5%) of gross rentals), POA management fees (capped at five percent (5%) of Common Area expenses, and in any event the Building’s Share of such POA management fees shall not exceed $20,000 for any calendar year), other Park Expenses, and any other charges beyond Landlord’s reasonable control. The term “Cap Amount” means (i) with respect to calendar year 2022, the Controllable Expenses in calendar year 2021 multiplied by 1.05, and (ii) with respect to all subsequent calendar years during the Lease Term, the Cap Amount for the preceding calendar year multiplied by 1.05.
(d) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, any state franchise taxes assessed on tangible property, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. In the event the tax parcel on which the Building is located (the “Tax Parcel”) includes other buildings or improvements, the Real Estate Taxes allocated to the Building will be based on the relative value of the Building and such other improvements, as evidenced by the applicable tax bill. In the event such tax bill does not specifically allocate such value, the Real Estate Taxes allocated to the Building shall be determined by multiplying the total value of such improvements shown on the tax bill for the Tax Parcel by a fraction, the numerator of which is the Rentable Area of the Building and the denominator of which is the square footage of all buildings located on the Tax Parcel. Tenant acknowledges that, at any time during the Lease Term, Landlord may enter into a Brownfields Agreement relative to the Tax Parcel pursuant to and subject to the terms and provisions in Section 15.06 that will result in a partial exclusion of the appraised value of such parcel(s) and improvements for purposes of calculating ad valorem taxes as provided in N.C.G.S. § 105-277.13 (the “Brownfields Tax Abatement”). In that regard, for any year that a Brownfields Tax Abatement is applicable relative to the Building, Real Estate Taxes allocated to the Building and included in Operating Expenses shall be equal to the Unadjusted Tax Amount, less Tenant’s Abatement Share.
For each tax bill issued during the Lease Term for which a Brownfields Tax Abatement is applicable, Landlord shall notify Tenant in writing of (1) the value of the Brownfields Tax Abatement for such year evidenced by the tax bill issued for the Tax Parcel, (2) the amount that the Real Estate Taxes for the Tax Parcel would have been for that year had the appraised value of the Tax Parcel not been partially excluded for tax purposes by virtue of the Brownfields Agreement (the “Unadjusted Tax Amount”). “Tenant’s Abatement Share” shall be determined by (i) reducing the Brownfield Tax Abatement by all of Landlord’s costs and expenses incurred with respect to the Brownfields application process, qualifying for the Brownfields Program, the negotiation of the Brownfields Agreement and obtaining the Brownfields Tax Abatement, and multiplying the result by a fraction, (1) the numerator of which will be Tenant’s expenditures

(exclusive of the Allowance) of constructing and completing the Tenant Improvements for the Initial Leased Premises and the Deferred Leased Premises, as certified to Landlord with reasonable supporting documentation (the “Tenant Costs”), and (2) the denominator of which will be the sum of the Tenant Costs, the Allowance, all of Landlord’s costs and expenses in completing the Shell Improvements, and all costs and expenses incurred by Landlord (or any future tenant thereof, from time to time) in developing, improving and renovating any additional improvements on the Tax Parcel, in as reasonably certified to Tenant. (By way of example, if the Building’s Tax Abatement for a year was $250,000.00, and Tenant’s Costs in clause (1) were $10,000,000, and Landlord’s expenditures in clause (2) were $40,000,000, then the Tenant’s Abatement Share would be $50,000.00).
Section 3.03. Payment of Additional Rent.
(a) Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non- payment of Minimum Annual Rent.
(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Operating Expense Adjustment for such calendar year. Landlord shall estimate the Annual Operating Expense Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Operating Expense Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Operating Expense Adjustment during such year by giving Tenant thirty (30) days’ advance written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Operating Expense Adjustment divided by the number of months remaining in such year. Landlord will endeavor to prepare and deliver to Tenant within one hundred twenty (120) days after the end of each calendar year a statement showing the actual Annual Operating Expense Adjustment and the underlying Operating Expenses therefor (each such statement the “Annual Statement”). Within thirty (30) days after receipt of the Annual Statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant (or refund to Tenant, if this Lease has expired or terminated), as the case may be, the difference between the actual Annual Operating Expense Adjustment for the preceding calendar year and the amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

(c) Tenant shall have the right to inspect records of Landlord which are reasonably necessary for Tenant to conduct a review of the Operating Expenses for the period covered by an Annual Statement. Any such inspection shall be subject to the following conditions: (i) such inspection must be commenced within six (6) months following Tenant’s receipt of an Annual Statement (or Tenant’s right to such inspection shall be deemed waived), and only one (1) such inspection may be performed in any calendar year, (ii) Tenant shall provide Landlord with at least ten (10) business days’ prior written notice of such inspection, (iii) any such inspection shall be performed on a non-contingency basis, (iv) any such inspection shall be conducted at the office reasonably designated by Landlord and shall be conducted during normal business hours, (v) any such inspection shall be at the sole cost and expense of Tenant (provided, however, that if Tenant’s inspection reveals that Tenant has been overcharged by more than five percent (5%), Landlord shall pay up all reasonable and actual third party costs and expenses incurred in connection with such review, up to a maximum of $20,000.00 per review), (vi) in no event shall Tenant’s rights hereunder relieve Tenant of its obligation to pay all amounts due as and when provided in this Lease, (vii) Tenant agrees that it will not disclose, but will keep in strict confidence, the information furnished to Tenant by Landlord, but nothing herein shall prohibit Tenant from making such disclosures as necessary to Tenant’s employees, agents, attorneys, and accountants, subtenants (and prospective subtenants) and assignees (and prospective assignees) and otherwise as necessary to prosecute its claim or to comply with Applicable Laws; and (viii) in no event shall Tenant be entitled to conduct such inspection if Tenant is then in Default under this Lease pursuant to Sections 13.01(a) or (e), Article 4, or Section 8.04. In the event Landlord disputes the results of Tenant’s inspection, and the parties cannot in good faith agree upon the actual applicable charges, such matter shall be submitted to an independent certified public accountant mutually and reasonably acceptable to Landlord and Tenant, whose determination of the actual charges shall be binding. The cost of such independent audit shall be borne by the party whose determination of Operating Expenses was further from the determination made by the independent auditor. Following the final resolution of Tenant’s inspection, Tenant shall pay to Landlord or Landlord shall credit Tenant’s account (or, if such adjustment occurs at the end of the Lease Term, pay to Tenant), as the case may be, within thirty (30) days of the final resolution, the amount of any excess or deficiency. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.
Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall not be paid within five (5) business days of the date due, such unpaid amount shall bear interest from the due date thereof to the date of payment at the greater of: (i) the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”), plus five percent (5%) per annum, or (ii)ten percent (10%) per annum.
ARTICLE 4 -– LETTER OF CREDIT
Section 4.01. As security for the performance of its obligations under the Lease (including, without limitation, payment of Minimum Annual Rent and Additional Rent), Tenant, within five (5) business days following the Lease Date, shall deliver to Landlord an irrevocable, unconditional, transferable, stand-by letter of credit issued in favor of Landlord, as beneficiary, and issued for Tenant, as account party (the “Letter of Credit”), in the amount of Three Million Three Hundred Forty-Nine Thousand and No/100 Dollars ($3,349,000.00) (the “Letter of Credit Amount”). In the event Tenant fails to timely deliver the Letter of Credit (which Letter of Credit shall comply fully with all terms and provisions of this Section 4.01) in the Letter of Credit Amount, Landlord may, up until such time as such Letter of Credit is actually received by Landlord, terminate the Lease by giving written notice of such termination to Tenant. All costs and fees incurred in connection with the issuance of the Letter of Credit shall be borne entirely by Tenant. The Letter of Credit shall be issued by a federally-chartered bank reasonably approved by Landlord (and Landlord hereby approves Silicon Valley Bank), shall be in form and content reasonably satisfactory to Landlord, shall permit partial draws, shall permit draws upon presentation to a bank office located in the State of North Carolina, and shall either be automatically renewing for “evergreen”, or have an expiration date (the “Letter of Credit Expiration Date”) that is no earlier than the day immediately preceding the first (1st) anniversary of the Commencement Date.
Section 4.02. Continuation Letters of Credit. Subject to Section 4.05, Tenant shall continue to provide security for the performance of its obligations under the Lease by causing the Letter of Credit to automatically renew or by providing Landlord with additional irrevocable, unconditional, transferable, stand-by letters of credit in the Letter of Credit Amount issued in favor of Landlord, as beneficiary, and issued for Tenant, as account party (collectively, the “Continuation Letters of Credit”; each, a “Continuation Letter of Credit”) during the entire Lease Term. The original of the first Continuation Letter of Credit shall be issued and delivered to Landlord no later than the date that is thirty (30) days prior to the Letter of Credit Expiration Date (but shall not be effective until the Letter of Credit Expiration Date). The original of each subsequent Continuation Letter of Credit (and the applicable Letter of Credit Accompanying Documentation) shall be delivered to Landlord no later than the date that is thirty (30) days prior to the expiration date of the preceding Continuation Letter of Credit and each Continuation Letter of Credit shall have an expiration date that is no earlier than the day immediately preceding the first (1st) anniversary of the expiration date of the preceding Continuation Letter of Credit (but shall not be effective until the expiration date of the preceding Continuation Letter of Credit).
Section 4.03. Draws. If Tenant fails to timely deliver the Letter of Credit or any Continuation Letter of Credit to Landlord and such failure continues for five (5) business days after written notice to Tenant (with any other notice and cure periods afforded to Tenant hereunder being inapplicable in such circumstances), such failure by Tenant shall entitle Landlord to immediately draw upon the full outstanding amount of the Letter of Credit or the then-applicable Continuation Letter of Credit (as the case may be) and hold such funds as a cash security deposit (which such deposit shall be held and applied in accordance with Applicable Laws and this Lease, including without limitation Section 4.05). Additionally, Landlord shall be entitled to draw upon the Letter of Credit and/or any Continuation Letter of Credit (as the case may be) to fund the performance of any obligation(s) of Tenant under the Lease if Tenant is in default in the performance of such obligation(s) beyond the expiration of any applicable notice and cure period (if any) set forth in the Lease. The issuing bank shall be required (up to the face amount(s) of the Letter of Credit and/or any applicable Continuation Letter of Credit) to disburse amounts to Landlord under the Letter of Credit and/or the applicable Continuation Letter of Credit (as the case may be) based solely on the written statement of Landlord (i) certifying that Tenant is in default in the performance of its obligation(s) under the Lease beyond the expiration of any applicable notice and cure period (if any) set forth in the Lease and (ii) certifying the amount due to Landlord as a result of such uncured default(s) (which shall be the amount payable, up to an aggregate ceiling amount equal to the face amount(s) of the Letter of Credit and/or any applicable Continuation Letter of Credit (as the case may be), to Landlord under such instrument). Landlord agrees to concurrently provide Tenant with a copy of any such written statement Landlord provides to the issuing bank pursuant to the immediately preceding sentence.
Section 4.04. Transfers.  If Landlord’s interest in the Leased Premises is sold or otherwise transferred, Landlord shall transfer the Letter of Credit and any of the Continuation Letters of Credit to the new owner (and such instruments shall each expressly permit such transfers), at Landlord’s sole cost and expense, if any, and upon completion of such transfer (including an acknowledgement by the transferee of the same), Landlord shall thereupon be released from all liability for the safekeeping and administration of the Letter of Credit and the Continuation Letters of Credit and Tenant shall thereafter look solely to such new owner for the safekeeping and administration of the Letter of Credit and the Continuation Letters of Credit. The terms hereof shall apply to every transfer of the Letter of Credit and/or the Continuation Letters of Credit.
Section 4.05. Adjustments to Letter of Credit Amount. Notwithstanding anything to the contrary set forth in this Article 4, so long as no Default exists by Tenant under the terms of the Lease which is then continuing, the Letter of Credit Amount shall be adjusted as follows:

Event/Timing	Letter of Credit Amount
Tenant engages in an initial public offering for the sale of Tenant’s stock on a public securities exchange (an “IPO”) and Tenant’s market capitalization equals or exceeds $3.5 billion.	$1,674,500.00
Fifth (5th) Anniversary of Commencement Date (assuming no IPO has then occurred)	$1,674,500.00
Seventh (7th) Anniversary of the Commencement Date (whether or not an IPO has occurred)	$0.00
ARTICLE 5 - OCCUPANCY AND USE
Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed.

Section 5.02. Covenants of Tenant Regarding Use.
(a) Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a lawful manner, (ii) comply in all material respects with all covenants, conditions and restrictions that encumber the Building (including, without limitation, the RTP Covenants (as defined below)) and all laws, rules, regulations, codes, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, the Americans with Disabilities Act of 1990, and including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises (collectively, “Applicable Laws”), and (iii) comply with and obey all reasonable and non-discriminatory directions, rules and regulations of Landlord that are requiredof all tenants in the Park and do not materially and adversely affect Tenant’s use of the Leased Premises or rights under this Lease, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of the foregoing. For purposes of the foregoing, the “RTP Covenants” means the restrictive covenants encumbering property within the RTP, as evidenced by that certain Amended and Restated Conditions, Covenants, Restrictions and Reservations Affecting The Research Triangle Park recorded in Book 7515, Page 459 in the Durham County, North Carolina Office of the Register of Deeds (the “Registry”), as corrected by (Corrected) Amended and Restated Conditions, Covenants, Restrictions and Reservations Affecting The Research Triangle Park recorded in Book 7559, Page 1 in the Registry; as amended by First Amendment to (Corrected) Amended and Restated Conditions, Covenants, Restrictions and Reservations Affecting The Research Triangle Park recorded in Book 8564, Page 575 in the Registry; as affected by Waiver of Right of First Refusal recorded in Book 8693, Page 802 in the Registry, as same may be amended, supplemented or modified from time to time.
(b) Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Park. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Park of any of Landlord’s directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building made known to Tenant, or (ii) increase the rate of premiums payable on any such insurance policy made known to Tenant, unless Tenant reimburses Landlord for any increase in premium charged. Landlord hereby represents and warrants that Tenant’s current intended use for laboratory diagnostic testing using DNA sequencing does not violate the preceding conditions.
Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (but without modifying Landlord’s obligations to maintain and operate the Common Areas and construct, maintain and operate the Additional Improvements in accordance with the other provisions of this Lease) (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common

Areas in such manner as it deems necessary or proper, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises, at reasonable times upon at least five (5) business day’s prior notice (except in the event of an emergency or to perform emergency or immediate repair and maintenance that Landlord is required to perform under this Lease, in which case no notice shall be required), for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants (in the latter case, only during the last eighteen (18) months of the Lease Term), and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. All such access by Landlord or any other party pursuant to the preceding sentence shall be subject to Landlord or such party abiding by Tenant’s security requirements and procedures, and except in the case of emergency Landlord or such party must be accompanied by a representative of Tenant; provided that if Tenant does not make a representative available for a properly noticed access by Landlord (or waive such requirement) then Landlord may proceed to enter without such accompaniment. In the absence of negligence or willful misconduct Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease or entitle Tenant to any abatement of rent therefor. In addition, Landlord has the right at any time to change the name, number or designation by which the Building is commonly known, provided that Landlord shall pay Tenant’s reasonable, actual costs and expenses (not to exceed $2,500) incurred as a result of any such change by Landlord. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Leased Premises during the making of such repairs, alterations or improvements provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES
Section 6.01. Services to be Provided. Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant’s use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:
(a) Water in the Common Areas for lavatory and drinking purposes (with Tenant being responsible to install and connect a separate water line to the Building, to be separately metered);
(b) Washing of exterior windows at intervals reasonably established by Landlord, to be no less frequent that two (2) times per year;
(c) Maintenance of the Common Areas, including the regular removal of rubbish, graffiti, dead or diseased plants, and ice and snow (the latter to include preparation of surfaces prior to the ice/snow event, and prompt and regular removal of ice and snow from driveways, parking lots and walkways to insure safe and reasonable access to the Building and use of the driveways, parking lots and walkways by Tenant and its employees and invitees).
Section 6.02. Additional Services. If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord determines is normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. Landlord shall also have the right to submeter or separately meter the Leased Premises at Tenant’s sole cost, and Tenant shall pay such utilities based on the submeter or separate meter.
Section 6.03. Use of Electrical Services by Tenant. Tenant acknowledges that electrical services provided to the Leased Premises are separately metered and will not be included in Operating Expenses. Tenant shall separately contract with Duke Energy to provide electrical service to the Leased Premises, and Tenant shall pay all cost of electricity supplied to the Leased Premises prior to delinquency.
Section 6.04. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding the foregoing to the contrary, if (A) there is an interruption or stoppage of any of utility services provided to the Leased Premises which is caused by the gross negligence or willful misconduct of Landlord or its contractors, employees or agents, and (B) such interruption or stoppage materially, adversely interferes with Tenant’s use of the Leased Premises (or a portion thereof) as contemplated herein for a continuous period in excess of two (2) calendar days after Tenant delivers written notice of such event or occurrence to Landlord (or Landlord otherwise becomes aware of such material interruption) (and to each Mortgagee for which notice addresses have been provided to Tenant), and (C) Tenant actually does not use the affected portion or all, as the case may be, of the Leased Premises for the operation of Tenant’s business therein for a continuous period in excess of such two (2) calendar days (other than to stabilize or shut down ongoing laboratory procedures), then, during the period of time that the condition continues beyond such second (2nd) calendar day, Tenant shall be entitled to an equitable abatement of Rent for the affected portion or all (as the case may be) of the Leased Premises for which such utilities are interrupted and which Tenant actually does not use for the operation of Tenant’s business. Such Rent abatement shall cease immediately upon the earlier to occur of (i) the restoration of such service(s) or the restoration of such service(s) to a degree and extent sufficient to remove the material, adverse interference with Tenant’s use of the Leased Premises as contemplated herein or (ii) Tenant’s recommencement of use of the Leased Premises (or the relevant portion thereof) for the operation of Tenant’s business therein.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS
Section 7.01. Repair and Maintenance of Building and Common Areas. Except as set forth in Section 7.02, and in accordance with the standards set forth in Section 5.03, Landlord shall make all necessary repairs and replacements to the roof, exterior walls, exterior doors, and exterior windows of the Building and the Common Areas owned by Landlord and all utility, electrical, and plumbing and irrigation lines and air conditioning and heating systems serving such Common Areas. Without limiting the foregoing, during the Lease Term Landlord shall operate, manage and maintain the portions of the Common Areas owned by Landlord in a “Class A” manner, which shall include neat, clean, orderly and operable conditions, properly lighted and landscaped (where applicable), in compliance with Applicable Law, and free from any Hazardous Substances in violation of Applicable Law. Landlord shall not make (nor allow any POA to make) any changes, alterations, reconfigurations, reductions or modifications to the Common Area or the Building which would materially or unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises, Tenant’s access to or view from the Leased Premises, the visibility of Tenant’s exterior signage, or any other material rights Tenant has under this Lease. Any construction work performed by Landlord shall be done in a manner which causes the least amount of interference to Tenant’s use of the Leased Premises and the Common Area as is reasonably possible. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or Default of Tenant, its employees, agents, contractors, customers or invitees, or are made at the specific request of Tenant, Landlord shall make such repairs at Tenant’s sole expense, in which case Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making such repair as Additional Rent within thirty (30) days of Landlord’s written demand together with delivery of applicable invoices therefor.
Section 7.02. Repair and Maintenance of Leased Premises. Tenant shall keep and maintain the Leased Premises in good condition and repair, including providing routine janitorial services consistent with other first-class research and development facilities located within the RTP, other than with respect to repairs that are Landlord’s responsibility pursuant to Section 7.01. If Tenant fails to perform such repair and maintenance obligations, Landlord shall make such repairs or perform such maintenance at Tenant’s sole expense, in which case Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making such repairs or performing such maintenance as Additional Rent within thirty (30) days of Landlord’s delivery of applicable invoices therefor, together with underlying supporting invoices and documentation. Tenant’s repair and maintenance obligations include, without limitation, repairs and maintenance to: (a) floor coverings; (b) interior partitions; (c) interior doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling and related; (f) all heating and air conditioning systems, exhaust systems and life safety systems (including all fire sprinkler/suppression systems, annunciators/horns/strobes, emergency communication boosters, fire extinguishers, fire panels and associated equipment) serving the Leased Premises; (g) all plumbing (including back flow inspections and annual certifications) and electrical lines located within the interior walls and above the floor structures, equipment and fixtures within the Leased Premises; (h) all alterations performed by Tenant; (i) all installations and equipment located within the Outside Supporting Equipment Areas (as defined in Section 16.21); (j) all Roof Equipment; and (k) all lighting and lighting fixtures and equipment. Tenant shall contract for any pay for collection and disposal of trash and refuse generated by operations at the Leased Premises, including all costs associated with installing and maintaining any dumpsters and compactors installed from time to time within the Outside Supporting Equipment Area. Tenant shall be solely responsible for any repair or replacement with respect to Tenant’s Property located in the Leased Premises, the Building, the Outside Supporting Equipment Areas or the Common Areas. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises. Tenant shall have full control over heating and air condition systems serving the Leased Premises. Tenant’s duty to maintain the heating and air conditioning systems serving the Leased Premises shall specifically include the duty to inspect the system, to replace filters as recommended and to perform other recommended periodic servicing; provided, in the event repairs or replacements to the heating and air conditioning systems serving the Building are required during the last two (2) years of the Lease Term, and such repairs or replacements are properly classified as capital improvements under GAAP, then upon the expiration of the Lease Term, Landlord will reimburse Tenant for the unamortized cost of such capital repairs or replacements, based on the estimated remaining useful life of same (such amortization calculated based on the date such repairs or replacements are completed through the estimated useful life), unless such replacement is due to the acts of Tenant or Tenant’s failure to perform ordinary course maintenance on the same. Tenant shall obtain and maintain at all times a service contract with an independent maintenance contractor reasonably satisfactory to Landlord to provide such service for the heating and air conditioning system and for the life safety system. The service contract must include all services required by the applicable equipment manufacturer(s) in the operation and maintenance manual(s) and must become effective on the Commencement Date. If any repairs required to be made by Tenant hereunder are not made (or commenced) within thirty (30) days after written notice delivered to Tenant by Landlord (provided no advance written notice shall be required in cases of emergency), Landlord may, at its option, make such repairs without liability to Tenant, and Tenant shall pay to Landlord immediately upon demand, as additional rental hereunder, the cost of such repairs plus ten percent (10%) of the amount thereof.
Section 7.03. Alterations. Except for the initial Tenant Improvements and Non-Material Alterations (as defined below), Tenant shall not make alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor and the general contractor that will be engaged by Tenant to perform such alterations. Landlord shall notify Tenant of its approval or disapproval of Tenant’s alterations within ten (10) business days after notice from Tenant specifying the proposed alteration and delivery of plans and specifications detailing same. Landlord shall not unreasonably withhold, delay, or condition approval for any alterations, additions, or improvements in or to the Leased Premises or Building. As a condition of such approval (and at the time of such approval), Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord at the expiration or earlier termination of this Lease, and shall not be removed by Tenant. For purposes of clarification, Tenant will not be required to remove (i) the initial Tenant Improvements, (ii) alterations for which Landlord did not notify Tenant of the removal requirement at the time of Landlord’s approval, and (iii) any Alterations for which Landlord gives a removal notice less than thirty (30) days before the termination of this Lease. Tenant shall ensure that all alterations shall be made in accordance with all Applicable Laws in a good and workmanlike manner and of quality equal to or better than the original construction of the Building; provided Landlord’s approval of such plans shall not be deemed a representation by Landlord that same comply with Applicable Laws. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or materials claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded against within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien. Notwithstanding the foregoing, Tenant shall be required to give prior written notice to Landlord, but Tenant shall not be required to obtain Landlord’s consent, for alterations to the Leased Premises totaling less than $250,000.00 individually or $750,000.00 in the aggregate over any twenty-four (24) month period, provided such alterations (i) are non- structural in nature, (ii) do not materially affect any of the Building systems (including, without limitation, the heating and air conditioning and plumbing systems), and (iii) do not affect the exterior or aesthetics of the Building (the foregoing being “Non-Material Alterations”). Tenant shall not be required to obtain Landlord’s prior approval, to use a specific contractor, or to furnish performance bonds or completion guaranties for Non-Material Alterations; provided, Landlord reserves the right to require that Tenant remove any Non-Material Alterations upon the expiration or earlier termination of this Lease and restore any resulting damage to the Building, upon written notice to Tenant at least one hundred eighty (180) days prior to the end of the Lease Term.
ARTICLE 8 - INDEMNITY AND INSURANCE
Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment, all partitions, hardware, built-in machinery and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant, all Roof Equipment and all equipment and fixtures located within the Outside Supporting Systems Area (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from, (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.
Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, shareholders, directors, agents, employees, licensees, invitees, representatives, property managers, mortgagees and contractors (collectively, “Landlord Related Parties”) of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below or the indemnities in Section 15.04 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.
Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees, licensees, invitees, representatives, and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.
Section 8.04. Tenant’s Insurance.
(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:
(i) Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant’s use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non- contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.
(ii) Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant’s Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.
(iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by Applicable Law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker’s Compensation insurance coverage.
(iv) Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to one (1) year’s Minimum Annual Rent hereunder.
(v) Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.
(b) All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies licensed to do business in the State of North Carolina and having an AM Best’s rating of A-IX or better, and (ii) provide that said insurance shall not be materially changed or permitted to lapse on less than ten (10) days’ prior written notice to Landlord, and the insurance carriers will endeavor to provide ten (10) days’ notice of cancellation or non-renewal. In addition, Tenant shall name Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within a reasonable time after the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Worker’s Compensation insurance, such insurance is primary and non-contributory. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance, Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar businesses to carry insurance of such higher minimum amounts or of such different types.
Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):
(a) Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b) Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.
Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The special form property insurance policies and worker’s compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.
ARTICLE 9 - CASUALTY
Section 9.01. Notice of Casualty. Tenant shall give prompt notice to Landlord if all or any portion of the Leased Premises becomes damaged by fire or other casualty to the Leased Premises (collectively a “Casualty”). Landlord shall, within sixty (60) days after the occurrence of any Casualty, notify Tenant of the estimated amount of time it will take to repair the applicable damage, as jointly determined by Landlord’s architect and a general contractor unaffiliated with Landlord and experienced in the construction and restoration of buildings such as the Building (the “Repair Notice”). In the event of such Casualty which materially damages all or a significant portion of the Leased Premises or otherwise renders all or a significant portion of the Leased Premises untenantable (a “Material Casualty”), Landlord, by notice to Tenant within thirty (30) days after the date of such Material Casualty, shall have the right to terminate this Lease if: (1) there is less than two (2) years of the Lease Term remaining on the date of the Material Casualty; (2) any mortgagee requires that all or the material portion of the insurance proceeds be applied to the payment of the mortgage debt; (3) a material loss to the Building or Leased Premises occurs from a cause not actually insured against and not required to be insured against pursuant to the Lease; or (4) the Repair Notice states that the reconstruction or restoration of the Building is reasonably anticipated to take longer than two hundred seventy (270) days following such Material Casualty. If this Lease is so terminated, (a) the Lease Term shall expire upon the date set forth in Landlord’s termination notice, which shall not be less than thirty (30) days after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant’s liability for rent shall cease as of the date of the Material Casualty, (c) any prepaid rental amounts for any period after the date of the Material Casualty shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for alterations and other improvements to the Leased Premises (provided that for purposes of clarification Tenant shall not be responsible for paying or crediting to Landlord any deductibles applicable to Tenant’s insurance policies). Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for covered alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.

Section 9.02. Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Building, Leased Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Applicable Laws or any other modifications to the Common Areas deemed desirable by Landlord (provided, such Common Areas shall be of a materially consistent utility and functionality as same existed prior to such Casualty). Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any alterations or improvements performed by or for the benefit of Tenant (provided that for purposes of clarification Tenant shall not be responsible for paying or crediting to Landlord any deductibles applicable to Tenant’s insurance policies); provided if the estimated cost to repair such Tenant alterations or improvements exceeds the amount of insurance proceeds received by Landlord from Landlord’s and Tenant’s insurance carriers, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within thirty (30) days of written demand, together with supporting documentation, Tenant shall also pay Landlord for any additional excess costs that are reasonably incurred during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, other than with respect to deductibles under Landlord’s insurance policies. Except as otherwise set forth in this Lease, Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant occasioned by damage by fire or other casualty or the repair thereof. Landlord will not carry insurance of any kind on Tenant’s Property and shall not be obligated to restore or repair any damage to Tenant’s Property except to the extent that Landlord receives Tenant’s insurance proceeds as set forth above. Provided that Tenant is not then in Default beyond any applicable notice and cure periods, during any period of time that all or a material portion of the Leased Premises is rendered untenantable as a result of a Casualty, rent shall abate for the portion of the Leased Premises that is untenantable and not used by Tenant. Notwithstanding the foregoing, Landlord shall be liable for all excess costs if Landlord did not carry insurance it was required to under this Lease.
Section 9.03. Additional Termination Rights. In addition to Landlord’s rights under Section 9.01, in the event of a Material Casualty, if (a) the Repair Notice states that the reconstruction or restoration of the Building is reasonable estimated to take longer than two hundred seventy (270) days of such Material Casualty, or (b) Landlord fails to repair the Leased Premises to substantially the same condition as immediately prior to such Casualty within two hundred seventy (270) days of such Casualty, then, in either circumstance, Tenant may, not later than thirty (30) days after receipt of the Repair Notice (under clause (a)) or the expiration of such 270-day period (but before Landlord’s completion of repairs (under clause (b))), terminate this Lease by written notice to Landlord. If this Lease is so terminated, (a) the Lease Term shall expire upon the date set forth in Tenant’s notice, which shall not be earlier than thirty (30) days following the date of Tenant’s notice (nor more than sixty (60) days after such notice), and Tenant shall promptly vacate the Leased Premises and surrender the same to Landlord, (b) Tenant’s liability for rent shall cease as of the date of the Casualty, (c) any prepaid rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for alterations and other improvements to the Leased Premises.
ARTICLE 10 - EMINENT DOMAIN
If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord (to be effective as of the date possession thereof is so taken). All damages awarded shall belong to Landlord; provided, however, that Tenant may assert a separate claim for dislocation damages if such amount is not subtracted from Landlord’s award.
ARTICLE 11 - ASSIGNMENT AND SUBLEASE
Section 11.01. Assignment and Sublease.
(a) Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease. Tenant shall provide Landlord with at least thirty (30) days’ prior notice of Tenant’s intent to market all or a portion of the Leased Premises for assignment or sublease to third parties.
(b) By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s opinion (i) the Leased Premises are or with the consummation of the proposed assignment or sublease would be reasonably likely to be adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable, or (iii) the financial condition of the proposed assignee or subtenant is insufficient, in Landlord’s commercially reasonable judgment, to meet its obligations hereunder. Landlord shall deny or give its consent to any proposed assignment or subletting within five (5) business days after receiving a request to consent, and if Landlord denies such request then it shall provide Tenant with a detailed reason therefor. If Landlord has not responded to Tenant’s request within five (5) business days of delivery of a final execution-ready assignment or sublease document, together with the materials necessary to satisfy the consent requirements (if any) set forth in this Lease, then Tenant shall be entitled to send Landlord a second (2nd) notice containing the following statement in bold and CAPITAL letters “THIS NOTICE IS BEING SENT PURSUANT TO ARTICLE 11 OF THE LEASE. LANDLORD HAS FAILED TO RESPOND TO TENANT’S REQUEST FOR APPROVAL OF AN ASSIGNMENT OR SUBLEASE TRANSACTION, AND IF LANDLORD FAILS TO RESPOND WITHIN

TWO (2) BUSINESS DAYS FOLLOWING DELIVERY OF THIS NOTICE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED TENANT’S PROPOSED ASSIGNMENT OR SUBLEASE TRANSACTION,” then Landlord shall be deemed to have approved the proposed transaction consistent with Tenant’s request.
(c) If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, then after reimbursement to Tenant of Tenant’s expenses related to such assignment or sublease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental within three (3) business days of receipt. Tenant agrees to pay Landlord $1,500.00 within thirty (30) days of written demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.
Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock; provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity is hereinafter referred to as a “Permitted Transferee”; and any transfer to a Permitted Transferee is hereinafter referred to as a “Permitted Transfer”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e., assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. A change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant shall be deemed a Permitted Transfer if the tangible net worth of Tenant after any such transaction is not less than the tangible net worth of Tenant as of the date hereof. Any change of control of Tenant that does not meet the requirements in the preceding sentence shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above. For purposes of clarification, nothing in this Article 11 restricts Tenant’s ability to conduct an IPO, nor shall Landlord have any consent rights with respect thereto.

Section 11.03. Brownfields Notification. In the event Landlord enters into a Brownfields Agreement that encumbers the Leased Premises in accordance with Section 15.06, any sublease or assignment of this Lease by Tenant (each, a “Transfer Document”) shall contain the following notice: “The property which is the subject of this instrument is subject to the Brownfields Agreement attached as Exhibit A to the Notice of Brownfields Property recorded in the Durham County, North Carolina land records.” A copy of the final, executed Transfer Document shall be promptly sent to Landlord and to DEQ’s representative as stated in the applicable provisions of the Brownfields Agreement; however, all financial figures may be redacted from DEQ’s copy of such instrument.
ARTICLE 12 - TRANSFERS BY LANDLORD
Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance.
Section 12.02. Estoppel Certificate. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building. Except in the instance of a Default by Tenant, a sale of the Building (or ten percent (10%) or more of any direct or indirect interest therein) or a financing or refinancing of the Building, Landlord shall not request an estoppel certificate from Tenant more than twice in any twelve (12) month period.
Section 12.03. Subordination. This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self- operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be, agreeing that Tenant’s occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in Default under this Lease. Within ten business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any customary instrument reasonably acceptable to Tenant that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Prior to or promptly following the execution of this Lease, Landlord shall use commercially reasonable efforts to cause the current mortgagee relative to the Leased Premises to execute and deliver a subordination, non-disturbance and attornment agreement in a form acceptable to Tenant in its commercially reasonable discretion, and upon the agreement as to such form it shall be attached hereto as Exhibit F (the “SNDA”); provided, however, Tenant shall be responsible, at Tenant’s expense, for recording such SNDA in the appropriate real estate records (unless Landlord’s lender requires recordation (in which case the expense of recording shall be a Landlord expense)) and, if requested by Landlord, terminating such SNDA of record upon the expiration or earlier termination of this Lease; and provided, further, that if Landlord, Tenant, and Landlord’s lender are unable to agree on an SNDA form after good faith negotiations, it shall not be a default by either party hereunder.
ARTICLE 13 - DEFAULT AND REMEDY
Section 13.01. Default. The occurrence of any of the following shall be a “Default”:
(a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due; provided, however, relative to the first (1st) failure to timely pay such sums in any twelve (12) month period, Tenant shall not be in Default if Tenant makes full payment within five (5) days after receipt of written notice of such delinquency (i.e., Landlord shall not be required to provide written notice of delinquency more than one (1) time in any twelve (12) month period during the Lease Term).
(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.
(c) Tenant shall abandon the Leased Premises the Leased Premises for a period of thirty (30) days; provided, however, Tenant shall not be in Default under this Section 13.01(c) if Tenant provides reasonably satisfactory assurances of Tenant’s financial condition and solvency within ten (10) business days after Landlord’s written request for such assurances and continues to pay Rent and perform its maintenance obligations hereunder.
(d) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.
(e) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.
In addition to the Defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default.
Section 13.02. Remedies. Upon the occurrence and during the continuance of any Default, in accordance with Applicable Laws Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:
(a) Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord’s action.
(b) Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.
(c) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord. Upon termination of possession, Landlord may re-let all or any part of the Leased Premises as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to (i) the excess, if any, discounted at the ten-year treasury rate, of the rent provided for herein less the rent provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the “Remaining Term”), (ii) the costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.
(d) Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant’s Default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the value of the excess, if any, discounted at the ten-year treasury rate, of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Leased Premises for the Remaining Term, as determined by a real estate broker licensed in the State of North Carolina who has at least ten (10) years of experience, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (d) shall survive termination.
(e) With or without terminating this Lease, declare immediately due and payable the sum of the following: (i) the present value, discounted at the ten-year treasury rate, of all Minimum Annual Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), (ii) all Default Damages, and (iii) all Prior Obligations, whereupon Tenant shall be obligated to pay the same to Landlord; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Minimum Annual Rent and Additional Rent payable hereunder throughout the Remaining Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants and subtenants on account of said Leased Premises during the Remaining Term (but only to the extent that the monies to which Tenant shall so become entitled do not exceed the entire amount actually paid by Tenant to Landlord pursuant to this subsection (e)), less all Default Damages of Landlord incurred but not yet reimbursed by Tenant.
(f) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.
(g) If Landlord has terminated this Lease or Tenant’s right to possession, Landlord agrees to use commercially reasonable efforts to mitigate its damages, to the extent required by Applicable Laws. Subject to such Applicable Laws, Landlord shall be required to use only reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building and the Park, and Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Building before re-letting all or any portion of the Leased Premises. Tenant shall bear the burden of proof that Landlord failed to mitigate.
Section 13.03. Landlord’s Default and Tenant’s Remedies. Except with respect to Landlord’s obligations in Section 2.02 (for which any cure period and Tenant remedies are set forth therein), Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.
Section 13.04. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO LANDLORD’S (AND ANY SUCCESSOR TO LANDLORD) INTEREST IN THE PARK. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PARK FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. TO THE EXTENT THAT TENANT HAS BEEN PROVIDED WITH THE NECESSARY INFORMATION, BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT, SUBJECT TO THE TERMS OF ANY SNDA EXECUTED PURSUANT TO SECTION 12.03. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, NEITHER TENANT NOR ITS OWNERS, OFFICERS, SHAREHOLDERS, DIRECTORS, AGENTS, EMPLOYEES, OR REPRESENTATIVES (THE “TENANT RELATED PARTIES”) SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY TENANT RELATED PARTY BE LIABLE TO LANDLORD FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE.
Section 13.05. Nonwaiver of Defaults. Neither party’s failure nor delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.
Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non- defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

ARTICLE 14 - INTENTIONALLY DELETED
ARTICLE 15 - TENANT’S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES
Section 15.01. Environmental Definitions.
(a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the environmental and ecological condition of the Leased Premises.
(b) “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.
Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Applicable Laws (including all Environmental Laws). Notwithstanding the foregoing, it is understood that Tenant’s use of the Leased Premises for operation of laboratory and research may result in the generation of “medical waste” as defined in North Carolina General Statutes (“G.S.”) §130A-290(a)(18). Tenant’s generation of medical waste shall not constitute a violation of this Lease so long as the medical waste generated by Tenant is consistent with the medical waste generated by similar laboratory and research facilities, and Tenant complies with all applicable legal requirements with respect to the collection, storage and disposal of all waste generated by Tenant, including without limitation the requirements of G.S. §130A-309.26, and the regulations issued thereunder at 15A NCAC 13B .1201-.1207, both as amended and supplemented from time to time.
Section 15.03. Notices, Affidavits, Etc. Tenant shall promptly (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord a copy of any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within ten (10) business days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.
Section 15.04. Indemnification. Prior to its execution and delivery of the Lease, Tenant has obtained, at Landlord’s cost, (i) a Phase I environmental report from WithersRavenel dated May 29, 2020, and (i) the results of interior air sampling by Mid-Atlantic Associates, Inc., Analytical Report No. 0520-176. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. Landlord shall indemnify, defend and hold harmless Tenant and the Tenant Related Parties from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of investigation, testing and remediation costs, incurred by any of them in connection with the environmental condition of the Building and Park as of the Commencement Date and/or incurred with respect to any (i) testing, remediation or investigations associated with, or (ii) land use and operations restrictions arising from, Landlord’s application for, grant of, or outcome of the Brownfields Agreement and LURs (whether known or unknown as of the Commencement Date, but excluding any claims relating to any component of the Brownfields Agreement and/or LURs that are approved in writing by Tenant), including any such conditions discovered during any investigation, remediation and removal of any Hazardous Substances required by any Brownfields Agreement or related documentation; provided, however, that the foregoing indemnity is not intended to cover any speculative lost profits or “diminution in value” claims. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.
Section 15.05. Existing Conditions.  Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from (i) any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant), nor (ii) any Hazardous Substances on or about the Leased Premises or the Park which were not created or introduced to the Property by Tenant, except to the extent Tenant exacerbates the same. Landlord shall be responsible for remediating or removing any Hazardous Substances within the Building and the portions of the Park owned by Landlord that were present as of the Commencement Date, to the extent required by Environmental Laws, and for investigating, remediating and removing any Hazardous Substances identified in connection with Landlord’s entry into the Brownfields Agreement and any related documentation, unless created or introduced to the Property by Tenant.
Section 15.06. Landlord’s Environmental Representation. Landlord represents to Tenant that, to Landlord’s current, actual knowledge, as of the date of this Lease, without further inquiry, there are no Hazardous Substances in or about the Building or the Leased Premises in violation of applicable Environmental Laws.
(a) Brownfields Property. As noted above, Tenant acknowledges that the Park (or applicable portions thereof, which may include the Building) either has been or may be (provided Landlord is successful in such efforts to achieve such classification) classified as a “Brownfields Property” under the Brownfields Act. If such efforts of Landlord are successful, Landlord shall enter into a Notice of Brownfields Property, a Brownfields Plat and a Brownfields Agreement (collectively and individually, each document referred to as the “Brownfields Agreement”) with the North Carolina Department of Environmental Quality (“DEQ”) pursuant to the Brownfields Act, and such documents shall be recorded in the Registry. The Brownfields Agreement will place obligations on Landlord and future owners and users with respect to the Park and will place land use restrictions (“LURs”) in the chain of title for the Park.

Notwithstanding anything to the contrary in this Lease, Tenant and the Tenant Related Parties shall comply with the LURs, and Tenant and all Tenant-Related Parties shall also comply with obligations in the Brownfields Agreement applicable to such parties, in each case so long as such LURs and Brownfields Agreement (i) do not materially interfere with Tenant’s business, or Tenant’s access to or use of the Leased Premises, nor (ii) result in any out-of-pocket expenses to Tenant. Promptly after becoming aware thereof, Tenant agrees to give Landlord written notice of any violation of the LURs or the Brownfields Agreement by Tenant or any Tenant-Related Party. Subject to the restrictions on the LURs and Brownfields Agreement above in this paragraph, neither Tenant nor any Tenant-Related Party shall seek any waiver or exemption from DEQ with respect to the LURs or any other provision in the Brownfields Agreement, without first acquiring written permission from Landlord regarding same, such permission to be in Landlord’s reasonable discretion. Tenant acknowledges that on the Commencement Date and annually during the Lease Term thereafter, Landlord will be obligated to provide a written certification to DEQ (i) detailing any violation of the LURs or the Brownfields Agreement at the Park (or expressly stating that no such violation(s) has/have occurred during the period covered by the statement); and (ii) providing a list of all chemicals and Hazardous Substances used or permitted at the Park (excepting de minimis amounts of such chemicals or materials used for cleaning and other routine office use and janitorial and housekeeping purposes). Tenant shall reasonably cooperate with Landlord’s certification, including providing a list to Landlord of all Hazardous Substances used by Tenant at the Leased Premises and confirming to Landlord whether to Tenant’s knowledge any violation of the LURs have occurred by Tenant or any Tenant-Related Party provided that such cooperation is at no cost to Tenant and does not materially increase Tenant’s obligations under this Lease. Tenant shall provide DEQ, its authorized officers, employees, representatives and all other persons performing assessment, response or remediation activities under DEQ’s oversight, access to the Leased Premises as DEQ determines is reasonably necessary, such access to be in accordance with Section 5.03. Tenant agrees to cooperate, at no cost to Tenant, with any such activities at the Leased Premises by DEQ and Tenant agrees not to interfere with such activities provided that such activities do not materially interfere with Tenant’s business, nor Tenant’s access to or use of the Leased Premises. Tenant consents to Landlord’s delivery of a redacted copy of this Lease and any amendments thereto, in each case upon review and reasonable approval by Tenant, to DEQ as required by Applicable Law.
ARTICLE 16 - MISCELLANEOUS
Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.
Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State of North Carolina.
Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to general work stoppages, boycotts, slowdowns or strikes; shortages or unavailability of materials, equipment, labor or energy; unusual weather conditions (taking into account typical weather events in the area); acts or omissions of governmental or political bodies not requested or lobbied for by the claiming party; and public health issues, including epidemics and pandemics that result in restrictions on activities (collectively, “Force Majeure Matters”). For purposes of the foregoing, Landlord and Tenant acknowledge and agree that any delays in Landlord’s ability to construct the Shell Improvements and the Additional Improvements within the time frames contemplated by this Lease resulting from the novel coronavirus (COVID-19) pandemic, including any resulting inability to acquire materials, equipment, labor, permitting, inspections, materials or approvals, shall constitute Force Majeure Matters. The party claiming a Force Majeure Matter shall provide written notice to the other party promptly after commencement or discovery of delays resulting from a Force Majeure Matter, and thereafter shall provide the non-claiming party with updates as to the claimed delays upon reasonable request, until the cessation of the delays resulting from such Force Majeure Matter.
Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein. The offer by Tenant will be irrevocable until 6:00 p.m. EST, two (2) business days after the date Landlord receives the Lease executed by Tenant.
Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.
Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered (i) in person during normal business hours on a business day; (ii) by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l), or (iii) by email to the party who is to receive such notice at the email address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) business day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. If sent by email, the notice shall be deemed to have been given when sent, if sent prior to 5:00 p.m. at the recipient’s time on a business day, and otherwise at 9:00 a.m. at the recipient’s time on the next business day, provided that any notice sent by email shall also be sent by one of the other methods. Either party may change its address by giving written notice thereof to the other party.
Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, then to the largest extent practicable the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.
Section 16.08. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord, within thirty (30) days following Landlord’s written request therefor (such requests shall not be made more than one (1) time in any calendar year, unless in connection with a sale or financing transaction relative to the Building or any interest of Landlord therein), a copy of Tenant’s most recent audited annual financial statements. Prior to an IPO, such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements.
Section 16.09. Representations and Warranties.
(a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.
(b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms; (iv) Landlord is party to an existing loan agreement or credit line sufficient, when combined with obligatory capital contribution commitments from direct or indirect owners of Landlord, sufficient to allow Landlord to timely construct and complete Landlord’s Work; (v) as of the Lease Date, Landlord has not contacted or corresponded with any third party with respect to the marketing or sale of the Building or the Park; (vi) Landlord has no knowledge or notice of any default, whether by Landlord or any other party, under the RTP Covenants with respect to the Park, and, to the best of Landlord’s knowledge, all amounts owed by Landlord thereunder (if any) have been paid in full, and (vii) upon Substantial Completion thereof the Shell Improvements will comply with all Applicable Laws, including without limitation, any necessary upgrades to the base building improvements required to bring same into compliance with applicable fire codes as a result of the construction of the Shell Improvements.
Section 16.10. Signage. Tenant, at its cost and expense, shall be entitled to install Tenant identification signage at the entrance to the Leased Premises, subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building, tenant access doors or other areas of the Building, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10.
For so long as the Tenant originally named herein (or a Permitted Transferee) is leasing at least sixty percent (60%) of the Rentable Area of the Leased Premises, Tenant shall be entitled, at Tenant’s expense, to install Tenant’s name in two (2) locations on the parapet of the Building, with one such location being depicted on Exhibit I and the second subject to mutual agreement of Landlord and Tenant; provided, however (i) any such signage installed by Tenant shall be installed in accordance with the Building standard criteria, the RTP Covenants, all Applicable Laws and all ordinances and regulations applicable to the Building, and except as depicted on Exhibit I shall be subject to Landlord’s prior written approval as to its location, size, configuration, lettering, content and method of attachment, such approval not to be unreasonably withheld, conditioned or delayed; (ii) upon the expiration or earlier termination of the Lease Term Tenant shall be required, at Tenant’s expense, to remove any such signage and repair any damage caused by such removal (which obligations shall survive the expiration or earlier termination of this Lease); and (iii) Tenant shall not be entitled to grant or assign to any third party (other than a Permitted Transferee of Tenant’s rights under this Lease or other assignee or sublessee approved by Landlord in accordance with Article 11) the right to install such signage without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s discretion).
Tenant shall be entitled, at Tenant’s expense, to install Tenant’s name and logo (in color) in the top position on each current or future general tenant identification monument sign located within the Park along Highway 54, with the logo in the form shown in Exhibit I being hereby approved by Landlord; provided, however (i) any such signage installed by Tenant shall be installed in accordance with the Building standard criteria, the RTP Covenants, all Applicable Laws and all ordinances and regulations applicable to the Building, and shall be subject to Landlord’s prior written approval as to its location, size, configuration, lettering, content and method of attachment, such approval not to be unreasonably withheld, conditioned or delayed; (ii) upon the expiration or earlier termination of the Lease Term Tenant shall be required, at Tenant’s expense, to remove any such signage and repair any damage caused by such removal (which obligations shall survive the expiration or earlier termination of this Lease); (iii) Tenant shall not be entitled to grant or assign to any third party (other than a Permitted Transferee of Tenant’s rights under this Lease or other assignee or sublessee approved by Landlord in accordance with Article 11) the right to install such signage without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s discretion); and (iv) Landlord reserves the right to install the names of other tenants within the Park on all such monument signage, so long as the same are in a lower or equal vertical position. In addition to the monument sign, Landlord will install and maintain at Landlord’s cost and expense (as an Operating Expense) wayfaring signage throughout the Park as reasonably determined by Landlord.
Section 16.11. Parking. Tenant shall be entitled to the non-exclusive use of a minimum of three and 5/10ths (3.5) parking spaces for each one thousand (1,000) square feet of Rentable Area of the Leased Premises (“Tenant’s Parking Allocation”), in the area designated for the Building by Landlord. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities. In the event Tenant is determined to be overburdening the parking facilities, Landlord shall be entitled (but not required) to monitor or restrict use of the parking facilities at Tenant’s expense. If any other tenant or third party inhibits Tenant’s utilization of Tenant’s Parking Allocation, Landlord will take all actions reasonably necessary to protect Tenant’s parking rights, at Landlord’s cost and expense. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking. Tenant shall have twenty (20) dedicated visitor parking stalls (with visitor markings to be installed by Tenant, at Tenant’s cost, subject to Landlord’s reasonable approval), to be closest to the main entrance of the Building. These exclusive visitor stalls will be included in tenant’s parking allocation.
Section 16.12. Electric Vehicles. As part of Landlord’s Work, Landlord will install at least ten (10) Electric Vehicle Charging Stations (“EV Stations”) in the parking areas located near the Building and such EV Stations shall be available on a non-exclusive, first come basis to tenants and occupants of the Park. In addition, Tenant shall have the right to install additional EV Stations (which may be installed as part of the Tenant Improvements) at Tenant’s cost and expense; provided, no such installation shall result in any decrease in the number of parking spaces within the parking areas serving the Building or alter the configuration or use of the existing driveways and drive aisles located within such parking areas. Any and all such installations by Tenant shall be made pursuant to plans and specifications approved in advance in writing by Landlord, not to be unreasonably withheld, conditioned or delayed, and otherwise in accordance with the requirements of this Lease. Tenant shall have the right, at its sole cost and expense, to post signage at the location indicating the EV Stations installed by Tenant are exclusively for use by Tenant’s employees (provided, Landlord shall not be liable for any unpermissive violation of such exclusivity by third parties). Landlord shall keep all such EV Stations installed by Landlord in good working order and repair and the cost of all maintenance, repair, replacement and utility expenses associated with the ongoing operation of such EV Stations shall be included in Operating Expenses. Tenant shall keep all such EV Stations installed by Tenant in good working order and repair and shall be solely responsible for all maintenance, repair, replacement and utility expenses associated with the ongoing operation of such EV Stations.
Section 16.13. Time. Time is of the essence of each term and provision of this Lease.
Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself; hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (the “Executive Order”). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac. The provisions of this Section 16.14 shall survive the expiration or earlier termination of this Lease.
Section 16.15. Intentionally Omitted.
Section 16.16. Option to Renew.
(a) Provided that (i) this Lease is in full force and effect as of the date of the Renewal Notice (as defined below) and as of the originally scheduled expiration of the Lease Term; (ii) Tenant is not then in Default under this Lease as of the dates referred to in clause (i) above; and (iii) Tenant has been continuously operating in the Leased Premises throughout the Lease Term and has not assigned this Lease or sublet more than sixty percent (60%) of the Leased Premises (other than to a Permitted Transferee), Tenant shall have three (3) separate options to extend the Lease Term for the entire Leased Premises, each for a period of five (5) years (each, a “Renewal Term”, and collectively, the “Renewal Terms”) commencing on the date immediately following the expiration of the initial Lease Term (or the previous Renewal Term, as applicable). Tenant may exercise each such option by delivering written notice (a “Renewal Notice”) to Landlord not less than twelve (12) months prior to (but not more than twenty-four (24) months prior to) the expiration of the initial Lease Term (or the expiring Renewal Term, as applicable). Each Renewal Term, if properly exercised by Tenant as set forth herein, shall constitute an extension of the Lease Term and shall be upon all of the same terms and conditions then in effect under this Lease, except that (i) there shall be no further option to renew or extend the Lease Term during the third Renewal Term, and (ii) Minimum Annual Rent for each Renewal Term shall be payable at a rate per annum equal to the Fair Market Rental (as defined below) for the Leased Premises for the applicable Renewal Term. If Tenant shall duly and timely exercise one of Tenant’s rights to extend the Lease Term for a Renewal Term pursuant to the terms hereof, all of the applicable references in this Lease to the Lease Term shall be deemed to include such Renewal Term. During each Renewal Term, Tenant shall continue to pay Tenant’s Proportionate Share of Operating Expenses without interruption unless otherwise agreed to by Landlord and Tenant in writing.
(b) If Tenant shall timely deliver a Renewal Notice to Landlord, then not later than twenty (20) days after the date such Renewal Notice is delivered, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental for the applicable Renewal Term. For purposes of the foregoing, the “Fair Market Rental” shall be the rental rate charged for leased premises of comparable size and condition as the Leased Premises in the Research Triangle Park office and research and development market, taking into consideration the location and quality of the Building, term of lease, and any material economic differences between the terms of this Lease and the terms of any comparable lease (including abatement periods, tenant improvement or refurbishment allowances, architectural fees, brokerage commissions and any other relevant cash and non-cash incentives, inducements, concessions and other relevant factors). If Tenant delivers to Landlord a written objection to Landlord’s calculation of the Fair Market Rental within ten (10) business days after Tenant’s receipt of Landlord’s determination of the Fair Market Rental, then the parties shall meet and confer in good faith (which such meeting may be telephonic or electronic) and if the parties cannot agree on the Fair Market Rental within twenty (20) days after Tenant’s written objection, then Tenant may retract its exercise of its option to extend at no cost to Tenant, or Tenant may choose arbitration to determine the Fair Market Rental. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within five (5) business days after expiration of such twenty (20) day period (“Arbitration Notice”). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Fair Market Rental for the Leased Premises during the applicable Renewal Term. Each appraiser so selected shall be an MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the metropolitan area in which the Leased Premises are located and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Fair Market Rental for the Leased Premises within twenty (20) days after their appointment, then, within five (5) business days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, each of the initial appraisers shall deliver its determination of the Fair Market Rental to the third appraiser, and such third appraiser shall within ten (10) business days after its appointment select the determination made by one of the initial two appraisers that most closely approximates the third appraiser’s own determination of the Fair Market Rental. The determination of the Fair Market Rental selected by the third appraiser shall be used as the Minimum Annual Rent for the applicable Renewal Term and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant delivers a written objection to Landlord’s calculation of the Fair Market Rental within the 10- business day time period referenced above but fails to provide the Arbitration Notice as provided above, then Tenant’s exercise of its option to extend shall be deemed retracted.
(c) Following the determination of Fair Market Rental, Landlord and Tenant will mutually execute, acknowledge and deliver an amendment to this Lease setting forth the Minimum Annual Rent for the applicable Renewal Term, the applicable Renewal Term commencement date, and the new expiration of the Lease Term; provided, the failure of either party to execute and deliver such an amendment shall not affect the rights or the parties under this Lease relating to such Renewal Term.
(d) Tenant’s right to extend the Lease Term for any remaining Renewal Terms shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (i) the termination of this Lease by Landlord or pursuant to this Lease or Applicable Law, (ii) the termination or surrender of Tenant’s right to possession of the Leased Premises or any portion thereof, (iii) the failure of Tenant to timely and properly deliver a Renewal Notice to Landlord, or (iv) the expiration of the third (3rd) Renewal Term.
Section 16.17. Grid Expansion Right. Provided that (i) Tenant is not then in Default under this Lease, and (ii) Tenant has not assigned this Lease or sublet more than sixty percent (60%) of the Leased Premises for the entire remaining term (other than to a Permitted Transferee), Tenant shall, during the initial Lease Term (i.e., Tenant’s rights under this Section

16.17 shall not be applicable during the Renewal Term(s) or any subsequent renewal or extension of the Lease Term), during the initial thirty-six (36) month period following the Commencement Date (the “Grid Expansion Period”), Tenant shall the right to lease any tenant space located within the adjacent Grid Buildings that is available for lease by Landlord (the “Grid Expansion Space”). For the avoidance of doubt, any space relative to which Landlord is negotiating a lease with a third-party tenant after complying with (and subject to) the terms of Section 16.18 below shall not be considered “available for lease” for purposes of this Section 16.17 Tenant’s rights relative to the Grid Expansion Space are subject to the following terms and conditions:
(a) Election by Tenant. If Tenant elects to lease any portion of the Grid Expansion Space, Tenant shall send written notice to Landlord of its intent to lease such space within the Grid Buildings (the “Grid Expansion Notice”). Tenant may send a Grid Expansion Notice at any time and from time to time (but no more frequently than monthly) prior to the third (3rd) anniversary of the Commencement Date. Within ten (10) business days following Landlord’s receipt of Tenant’s Grid Expansion Notice, Landlord notify Tenant of the tenant space within the Grid Buildings that is available for lease (the “Availability Notice”). For the avoidance of doubt, any space relative to which Landlord is negotiating a lease with a third-party tenant after complying with the terms of Section 16.18 below shall not be considered “available for lease” for purposes of this Section 16.17 unless and until the earlier of (i) Landlord’s negotiations with such proposed tenant are terminated by either party, or (ii) the lease which resulted with such third-party tenant terminates by its terms. Tenant shall have ten (10) business days after Landlord delivers the Availability Notice to specify (by so notifying Landlord in writing) the portion of the Grid Expansion Space that Tenant desires to lease (provided, such space shall contain at least 25,000 square feet of space (and, following Tenant’s initial exercise of its expansion rights under this Section 16.17, such space, where practical, will be contiguous with other space leased by Tenant, and shall be subject to Landlord’s reasonable approval as to configuration based on applicable code requirements and leasability of the remaining space)) (the “Exercised Space”).
(b) Terms. Tenant’s lease of such Exercised Space shall be on all of the same terms and conditions as set forth in the Lease relative to the Leased Premises (including, without limitation, the Minimum Annual Rental rate (at the then-escalated rate, with future escalations as provided relative to the Leased Premises) and remaining Lease Term); provided, however, Landlord shall not be obligated to provide an Additional Allowance to Tenant, the rental abatement for such Exercised Space shall be limited to three (3) months, and the improvements allowances offered by Landlord for such Exercised Space shall be limited to $150.00, multiplied by the rentable square footage of the applicable Exercised Space, multiplied by a fraction, the numerator of which is the number of months remaining in the initial Lease Term, and the denominator is 150. The Exercised Space will be delivered in substantially the same condition of finish as the Shell Improvements in the initial Lease, with the exception of ceiling height and materials and construction of the applicable Grid Building. Tenant’s obligation to commence payment of rent relative to the Exercised Space shall commence on the date that is the earlier of (x) six (6) months after delivery date of the First Offer Space, or (y) the date the tenant improvements in the First Offer Space are substantially completed.

(c) Tenant’s Failure to Exercise Rights. Tenant’s right to lease any portion of the Grid Expansion Space automatically terminates upon the expiration of the Grid Expansion Period, and Landlord shall be entitled, at any time thereafter (without triggering any further rights of Tenant under this Section 16.17), to enter into a lease agreement with the prospective tenant or any other party relative to all or any portion of such space within the Grid Buildings; provided, for purposes of clarification, that if Tenant as of the end of the Grid Expansion Period has specified an Exercised Space and Landlord and Tenant are negotiating the Lease amendment with respect thereto, but such amendment has not yet been signed, then such Exercised Space shall not be available for lease by Landlord to any prospective tenant unless and until Landlord and Tenant are unable to reach agreement on such amendment within three (3) months following Tenant’s Grid Expansion Notice.
Section 16.18. Right of First Refusal. Provided that (i) Tenant is not then in Default under this Lease, and (ii) Tenant has not assigned this Lease or sublet more than sixty percent (60%) of the Leased Premises for the entire remaining term (other than to a Permitted Transferee), Tenant shall, during the initial Lease Term (i.e., Tenant’s rights under this Section 16.18 shall not be applicable during the Renewal Term(s) or any subsequent renewal or extension of the Lease Term), have a right of first refusal to lease any space located within the Grid Buildings (the “First Refusal Space”). Tenant’s first refusal rights relative to the First Refusal Space are subject to the following terms and conditions:
(a) Offer by Landlord. If Landlord receives a written bona fide offer or proposal from a prospective tenant for the lease of part or all of the First Refusal Space (which may be in the form of a non-binding “letter of intent” or similar document), prior to entering into any lease with such prospective tenant, Landlord shall send written notice to Tenant of the prospective lease (and of Landlord’s receipt from the prospective tenant of a written offer or proposal relating thereto which is acceptable to Landlord) (the “ROFR Notice”), and such ROFR Notice also shall identify all of the space to be leased, the effective rent commencement date, the term of the proposed lease, the rental rate, the terms of any options to renew or expansion rights and all other material economic terms and conditions provided for in the third party’s offer or proposal; provided, however, Landlord shall not be required to notify Tenant of the identity of the prospective tenant. Tenant shall have ten (10) business days after such notification is delivered to Tenant by Landlord (the “First Refusal Response Period”) to elect (by so notifying Landlord in writing) to lease all (but not less than all) of the space described in the ROFR Notice on the outlined in Section 16.18(b) below.
(b) Tenant’s Election of Rights. If Tenant elects, pursuant to subsection (a) above, to lease from Landlord all of the space described in the ROFR Notice prior to the date that that is thirty-six (36) months following the Commencement Date, Tenant’s lease of such space shall be on all of the terms and conditions set forth in Section 16.17(b) above. If Tenant elects, pursuant to subsection (a) above, to lease from Landlord all of the space described in the ROFR Notice following the date that that is thirty-six (36) months following the Commencement Date, Tenant’s lease of such space shall be on all of the terms and conditions set forth in Landlord’s ROFR Notice (including, without limitation, the rental rate); provided, however, if the “lease term” relative to such First Refusal Space shall be coterminous with the Lease Term; provided, further, that if at the time of Tenant’s election to lease the space described in the ROFR Notice there are less than eight (8) years remaining in the initial Lease Term, Landlord and Tenant shall amend the Lease to extend the Lease Term relative to the remainder of the Leased Premises such that same is co-terminus with the lease term applicable to the space described in the ROFR Notice, and the Minimum Annual Rent payable relative to remainder of the Leased Premises during such extension of the Lease Term shall continue to increase 2.75% annually. Tenant and Landlord shall proceed diligently and in good faith to finalize and execute a lease amendment to memorialize Tenant’s lease of the space described in the ROFR Notice within fifteen (15) business days after the expiration of the First Refusal Response Period (provided, however, in any event, Tenant’s exercise of its rights relative to such space shall be irrevocable, and the terms set forth in the offer accepted by Tenant shall be binding on Tenant).
(c) Tenant’s Failure to Exercise Rights. If Tenant elects not to lease from Landlord the space described in the ROFR Notice (as evidenced either by Tenant’s written notice to Landlord to that effect or by Tenant’s failure to respond to Landlord within the First Refusal Response Period), then, in such event, Landlord shall be entitled, within two hundred seventy (270) days after the expiration of the First Refusal Response Period (without triggering any further rights of Tenant under this Section 16.18), to enter into a lease agreement with the prospective tenant for all or substantially the same portion of the space encompassed by ROFR Notice, in which case all of Tenant’s first refusal rights under this Section 16.18 shall immediately and automatically terminate relative to such portion or all (as the case may be) of the First Refusal Space that Landlord so leases; provided, however, and notwithstanding the foregoing, (i) Landlord shall not be entitled to enter into a lease of the applicable portion of the First Refusal Space that provides for a net economic value to Landlord that is less than ninety- five percent (95%) of the net economic value provided for in the terms of the proposal offered to Tenant, unless Landlord first reoffers such revised terms to Tenant in the manner set forth above in this Section 16.18, and (ii) Tenant’s rights under this Section 16.18 continue in effect to any portion of the First Refusal Space not so leased, and/or which becomes available again during the Lease Term.
Section 16.19. Expansion Building Option.
(a) Landlord represents and warrants to Tenant that as of the date hereof, Landlord owns fee simple title to the area of land identified on Exhibit G attached to this Lease (the “Expansion Area”). Landlord agrees to keep the Expansion Area under unified ownership with the Building and available for development in the event Tenant exercises its rights under this Section 16.19 prior to the expiration of the Expansion Period (as defined below). At all times prior to the expiration of the Expansion Period, Tenant’s rights under this Section 16.19 shall be in a prime position with respect to all third parties, and not subordinate to the right of any other party to lease space on such Expansion Area.
(b) So long as on the date Tenant exercises the Expansion Option (as hereinafter defined), (i) Tenant has not assigned this Lease or sublet more than forty percent (40%) of the Leased Premises for the entire remaining term (other than to a Permitted Transferee), (ii) Tenant is not in Default under this Lease, and (iii) Tenant’s financial condition is equal to or better than the Tenant’s financial condition as of the date of this Lease (as determined by Landlord in its reasonable discretion), Tenant shall have the option (the “Expansion Option”) during the period beginning on the Effective Date and continuing through the date that is forty-eight (48) months after the Commencement Date (the “Expansion Period”) to require that the Landlord construct a new office, research and laboratory building containing at least 150,000 rentable square feet (the “Expansion Building”) on the Expansion Area and lease same to Tenant (or a Permitted Transferee) on the terms set out herein. Tenant may exercise the Expansion Option by delivering written notice of such exercise (the “Expansion Notice”) to Landlord on or before the end of the Expansion Period. Within sixty (60) days following Tenant’s exercise of the Expansion Option (provided, such time period may be extended up to one hundred eighty (180) days by mutual agreement of the parties), Tenant and Landlord shall promptly negotiate and finalize a mutually approved (which approval shall be reasonable) lease agreement for the construction and occupancy of an Expansion Building on the Expansion Area (an “Expansion Building Lease”), which Expansion Building Lease shall be in a form substantially consistent with this Lease, modified as follows:
(i) Expansion Owner and Tenant shall work diligently and in good faith to prepare and finalize plans and specifications for the Expansion Building, including site plans, parking plans and layout;
(ii) Tenant shall be required to lease at least the lesser of (i) 150,000 rentable square feet or (ii) seventy-five percent (75%) of the rentable square footage of such Expansion Building, and the location and configuration of same within the Expansion Building shall be subject to mutual approval of Landlord and Tenant (as applicable, the “Expansion Premises”), and if Tenant does not elect to lease the entire Expansion Building, then the location and configuration of the Expansion Building shall be mutually acceptable to Landlord and Tenant;
(iii) The commencement date of the Expansion Building Lease will be the date that Landlord delivers possession of the applicable premises within the Expansion Building (“Expansion Premises Delivery”);
(iv) The minimum annual rent and other economic terms of the lease of the Expansion Building (the “Expansion Building Rent”) (inclusive of a market based rental abatement period) shall be subject to mutual agreement by Landlord and Tenant determined pursuant to the provisions of Section 16.16(b), and such Expansion Building Rent shall commence upon the earlier of (1) nine (9) months after the Expansion Premises Delivery (provided Tenant has been given at least four (4) months of unfettered access during such period for installing upfitting improvements), and (2) the date Tenant commences business operations in the Expansion Premises; and
(v) The lease term for the Expansion Building Lease shall be one hundred twenty (120) months following Expansion Premises Delivery (and to the extent that the Lease Term applicable to this Lease is scheduled to expire prior to the contemplated term of the Expansion Building Lease, such Lease Term shall be extended (with continued annual 2.75% increases in Minimum Annual Rental consistent with the Lease) such that such terms are co- terminus).
In the event Landlord and Tenant are unable to negotiate and execute an Expansion Building Lease within the sixty (60) day period referenced above (as same may be extended to one hundred eighty (180) days), at any time thereafter, Landlord or Tenant may terminate negotiations of the Expansion Building Lease by delivering written notice to the other party, at which time Tenant’s right to cause Landlord to construct an Expansion Building (and to lease space in such Expansion Building) shall terminate and be of no further force or effect.
Tenant acknowledges that Landlord may convey the Expansion Area to a separate single purpose Delaware limited partnership or limited liability company that will be an affiliate of Landlord; provided, however, that (i) the Expansion Area and the Building shall remain under common ownership during the Expansion Period, (ii) the affiliate taking title to the Building and the Expansion Area shall agree in writing that it is bound by all of Landlord’s obligations under this Section 16.19, and (iii) such affiliate transferee has adequate capital or access to capital to fulfill the obligations of Landlord under this Section 16.19.
Section 16.20. Rooftop Rights.
(a) License of the Roof Area. Provided Tenant complies with all Applicable Laws and all applicable restrictions of record (including, without limitation, the RTP Covenants), Tenant shall have the nonexclusive right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain satellite dishes and communications equipment of a size and number reasonably acceptable to Landlord and related equipment, and climate control equipment (collectively, the “Rooftop Equipment”) on the surface of the roof of the Building (the “Roof Area”), provided, however, the Rooftop Equipment shall be used only in the operation of the business of Tenant and/or any other permitted occupant of the Leased Premises and shall not be sold to or utilized in any manner by any other third party. Tenant shall be solely responsible for obtaining all necessary permits and licenses required to install and operate the Rooftop Equipment. Copies of such permits and licenses shall be provided to Landlord. Tenant may not install any Rooftop Equipment onto the Roof Area during the pendency of an uncured Default.
(b) Installation of the Rooftop Equipment.
(i) The size, location, design and manner of installation of the Rooftop Equipment and all related wiring shall be designated and approved by Landlord (not to be unreasonably withheld or delayed). Landlord, in its sole discretion, may require Tenant to install reasonable screening around the Rooftop Equipment to block view from ground level at Tenant’s expense. Tenant shall have reasonable access to the roof for installation and maintenance of the Rooftop Equipment and shall have the right to install all reasonable wiring related thereto. Unless otherwise approved by Landlord in writing (in Landlord’s sole discretion), in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Rooftop Equipment. Tenant shall be responsible for repairing any damages caused by the installation or maintenance of the Rooftop Equipment.
(ii) Tenant shall use the roofing company reasonably acceptable by Landlord to perform any work affecting the roof. All cable runs, conduit and sleeving shall be installed in a good and workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with the then current, state of the art industry practices and plans approved by Landlord (not to be unreasonably withheld or delayed). The Rooftop Equipment shall be identified with permanently marked, weatherproof tags at the following locations: (A) at each equipment bracket; (B) at the transmission line building entry point; (C) at the interior wall feed through or any other transmission line exit point; and (D) at any transmitter combiner, duplexer or multifeed receive port. In addition, all Tenant telephone blocks, demarcs and cables shall be clearly identified with Tenant’s name, type of line and circuit number.
(iii) Tenant shall install, operate and maintain the Rooftop Equipment in accordance with all federal, state and local laws and regulations. Prior to installation of the Rooftop Equipment, Tenant shall confirm that its installer carries sufficient insurance coverage.
(c) Roof Work. If, during the Lease Term, Landlord needs to perform maintenance work to Landlord’s equipment on the roof of the Building or repair or replace the roof of the Building (“Roof Work”), Tenant agrees to cooperate and work with Landlord (at Tenant’s sole cost and expense to the extent such Roof Work is due solely to Tenant’s Rooftop Equipment, but otherwise at Landlord’s cost and expense as an Operating Expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days’ prior written notice to Tenant of Landlord’s intention to perform said work; except in the case of emergency Roof Work, in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Rooftop Equipment, or Tenant’s installation of temporary equipment, in each case at Landlord’s sole cost and expense unless such Roof Work is due solely to Tenant’s Rooftop Equipment. All Roof Work will be performed in such a manner as to refrain from interference or disturbance with Tenant’s use of the Leased Premises (other than the potential disruption of use of Rooftop Equipment as described in this paragraph). Moreover, if a temporary relocation of the Rooftop Equipment is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Rooftop Equipment that will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that an alternative location will be available, and, consequently, Landlord’s obligation to provide such alternative location is subject to the availability of such space. Under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation, including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Rooftop Equipment back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.
(d) Emergencies. Notwithstanding the foregoing, if an emergency situation exists that Landlord reasonably determines, in its sole discretion, is attributable to the Rooftop Equipment (such as leaks or electrical hazards), Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation, then subject to Section 5.03 Landlord may shut down the Rooftop Equipment (provided that Landlord shall use commercially reasonable efforts to avoid an interruption in Tenant’s use of the Leased Premises), and in the absence of gross negligence or willful misconduct Tenant shall have no recourse against Landlord as a result of such action.

(e) Removal of the Rooftop Equipment upon Termination. Following any termination or the expiration of the Lease, Tenant shall remove the Rooftop Equipment from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as existed prior to the installation or placement of the Rooftop Equipment, reasonable wear and tear excepted. If Tenant fails to remove the Rooftop Equipment within ten (10) days after the expiration or earlier termination of the Lease, Landlord may remove and dispose of the Rooftop Equipment and restore the Roof Area, and Tenant shall reimburse Landlord for the reasonable costs of such removal and restoration within forty-five (45) days of Landlord’s written request therefor. Moreover, Landlord may deem the Rooftop Equipment abandoned, in which event the Rooftop Equipment shall become Landlord’s property. This grammatical paragraph shall survive the expiration or earlier termination of the Lease.
(f) Indemnification. Any language in this Lease notwithstanding, Landlord shall not be liable for, and Tenant shall indemnify and defend Landlord and hold Landlord harmless from and against, any and all liability, damages (including, without limitation, personal injury, death or property damages), costs and expenses (including, without limitation, reasonable attorneys’ fees, without regard to statutory interpretation) incurred by Landlord arising from any Rooftop Equipment-related cause whatsoever, including the voiding of any roof warranties and those costs arising from the installation, use, maintenance and removal thereof (but not the negligence or willful misconduct of Landlord or a Landlord Related Party, nor the performance of Landlord’s Roof Work).
Section 16.21. Outside Supporting Equipment Area. Tenant, at Tenant’s sole cost and expense, will be permitted to construct maintain, and use additional supporting equipment and store related supplies and materials in the two (2) locations noted on Exhibit H (the “Outside Supporting Equipment Areas”) (provided, all equipment and screening located within the Outside Supporting Equipment Areas will be located so as to comply with applicable fire code requirements). Tenant shall be solely responsible for reimbursing Landlord for all incremental additional costs incurred by Landlord in connection with the relocation and/or construction of the fire access drive along the south side of the Building (such drive shown generally on Exhibit D) to accommodate Tenant’s Outside Supporting Equipment Areas as Additional Rent within thirty (30) days following Landlord’s delivery of applicable invoices accompanied by reasonable supporting documentation, including all costs of obtaining any required site plan amendments or other governmental approvals required in connection with the relocation of such fire access drive or the installation and use of any improvements to be constructed or installed by Tenant within the Outdoor Supporting Equipment Areas. For purposes of clarification, the incremental additional costs for which Tenant will be responsible are limited to the additional costs and expenses incurred by Landlord in relocating or reconfiguring the fire access drive and exterior utilities above the costs Landlord would have occurred had such improvements been completed as shown on the existing approved site plan. Tenant shall be solely responsible, at Tenant’s cost, for ensuring that all such equipment in the Outdoor Supporting Equipment Areas, including without limitation laboratory gas tanks, air chillers, a pH neutralization system, dumpsters and compactors, and a storage location for Hazardous Substances generated or used by Tenant consistent with the foregoing terms and provisions in an area (a “Hazardous Substances Storage

Location”) located entirely within the Outside Supporting Equipment Areas. If Tenant elects to construct and maintain a Hazardous Substances Storage Location, Tenant shall construct and install at Tenant’s expense a concrete pad and containment area for the Hazardous Substances Storage Location in the Outside Supporting Equipment Area located along the south side of the Building in accordance with Applicable Law and the RTP Covenants, with permanent screening reasonably approved in advance by Landlord. Tenant shall be solely responsible for the cost of construction, operation, and maintenance of the Outside Supporting Equipment Areas (including any Hazardous Substances Storage Location therein); and Tenant shall construct, maintain, and operate the Outside Supporting Equipment Areas in accordance with all Applicable Laws including obtaining and maintaining any and all permits, approvals, and licenses required to install and operate the Hazardous Substances Storage Location by any governmental authority having jurisdiction; provided, however, that (i) such construction shall be completed pursuant to plans and specifications approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and in compliance with all Applicable Laws and the RTP Covenants, (ii) such construction, operation, and maintenance shall be at Tenant’s sole cost and expense and shall be completed in a good and workmanlike manner and pursuant to all other relevant terms and provisions in this Lease, and (iii) Tenant shall maintain the Outside Supporting Equipment Areas, including the Hazardous Substances Storage Location and all concrete pads and equipment, in a safe, clean, good and functional condition, and in compliance with all Applicable Laws and the RTP Covenants. Upon the expiration or earlier termination of the Lease Term, the Hazardous Substances Storage Location and any and all equipment, apparatus, and supplies installed within the Outdoor Supporting Equipment Areas shall be removed by Tenant and disposed of in accordance with all Applicable Laws prior to the end of the Lease Term, and Tenant shall repair any damage to the Building and the Common Areas caused by such removal (including the installation of landscaping improvements). In addition, Landlord may perform a Phase I assessment in the area immediately surrounding the Outdoor Supporting Equipment Areas, and if such Phase I assessment identifies any environmental contamination originating from Tenant’s use thereof, then Tenant shall reimburse Landlord for Landlord’s reasonable third-party costs, liability, claims, expenses or obligations with respect to the presence of Hazardous Substances in such area and any and all required cleanup activities and/or remediation, within forty-five (45) days of Landlord’s written request therefor. Tenant shall not be entitled to grant or assign or lease to any third party (other than a Permitted Transferee) the right to use the Outdoor Supporting Equipment Areas without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 16.22. Generator. Tenant shall be entitled to install, operate, and maintain one or more generators (collectively, the “Generator”) at Tenant’s sole cost and expense and connect same to the electrical and other systems serving the Leased Premises (without paying any additional fee or rental to Landlord for the use thereof). The Generator shall be installed in the Outside Supporting Equipment Area. If Tenant elects to install and maintain a Generator as part of the Tenant Improvements, Tenant may construct and install at Tenant’s expense (subject to application of the Allowance) a concrete generator pad and containment area for fuel filling operations, with permanent screening (the “Generator Pad”) and underground connections to utility gas lines, if practicable. If subsequent to the completion of Tenant Improvements Tenant elects to install and maintain a Generator, Tenant may install the Generator Pad, subject to the terms of this Section 16.22. Tenant shall be solely responsible for the cost of acquisition, installation, operation, and maintenance of the Generator; and Tenant shall install, maintain, and operate the Generator in accordance with all Applicable Laws including obtaining and maintaining any and all permits, approvals, and licenses required to install and operate the Generator by any governmental authority having jurisdiction. Landlord shall reasonably assist and cooperate with Tenant, at no out-of-pocket expense to Landlord (unless reimbursed), to obtain any required licenses or permits relating to the installation and operation of the Generator. In connection with Tenant’s installation of the Generator, Landlord shall permit Tenant to install wires, conduits, and similar appurtenant facilities in the Building (including using the Building’s risers, conduits, and towers, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, for purposes of installing cabling from the Generator to the Building) to connect the Generator with Tenant’s equipment in the Leased Premises; provided, however, that (i) such installation shall be completed pursuant to plans and specifications approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) such installation and maintenance shall be at Tenant’s sole cost and expense and shall be completed in a good and workmanlike manner and pursuant to all other relevant terms and provisions in this Lease. Upon the expiration or earlier termination of the Lease Term, the Generator and/or any and all associated lines, cables, wires, conduit, equipment, apparatus, and supplies used in connection with the operation and maintenance of the Generator, including without limitation any above-ground fuel storage tanks and all related equipment and facilities shall be left in place, and Tenant shall execute and deliver a bill of sale conveying such items to Landlord in its “as-is, where-is” condition without any warranties or representations as to condition or operational status, and such items shall become Landlord’s property, free and clear of any rights of Tenant or third parties claiming by, through or under Tenant. Landlord may perform a Phase I assessment in the area immediately surrounding the Generator, and if such Phase I assessment identifies any environmental contamination originating from Tenant’s use thereof, then Tenant shall reimburse Landlord for Landlord’s reasonable third-party costs, liability, claims, expenses or obligations with respect to the presence of such Hazardous Substances in such area and any and all required cleanup activities and/or remediation, within forty-five (45) days of Landlord’s written request therefor. Notwithstanding the foregoing, unless Tenant uses a portion of the Allowance (or Additional Allowance) to fund the acquisition and installation of the Generator, Tenant shall have the right to remove the Generator (provided Tenant also removes all associated lines, cables, wires, conduit, equipment, apparatus, and supplies used by Tenant in connection with the operation and maintenance of the Generator, including without limitation any above-ground fuel storage tanks and all related equipment and facilities) prior to the end of the Lease Term, in which event Tenant shall repair any damage to the Building and the Common Areas caused by such removal (including the installation of landscaping improvements) and shall cause all related fuel and other Hazardous Substances to be removed in accordance with all Environmental Laws. In addition, if Tenant removes the Generator or if Tenant ceases to occupy and pay Rent with respect to the entire Rentable Area of the Building, Tenant shall be responsible, at Tenant’s sole cost and expense, for any alterations or modifications that are required to the electrical distribution wiring and systems within the Building as a result of such removal. To the extent available and generally maintained by operators of similar generators in the general area of the Building, Tenant shall carry commercially reasonable pollution insurance relative to the Generator so long as the Generator remains in place, naming Landlord as an additional insured. Tenant shall not be entitled to grant or assign or lease to any third party (other than a Permitted Transferee) the right to operate the Generator without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall (i) operate the Generator only as reasonably necessary in Tenant’s good faith judgment (subject in all cases to the terms and provisions of the next sentence); (ii) so long as the Generator remains in place, maintain, repair, and keep the Generator in good condition and repair, at Tenant’s sole cost and expense; and (iii) pay for all operating costs for the same, including without limitation fuel and other operational requirements. Except in the case of an emergency, power outage, or for testing and maintenance purposes, Tenant’s operation of the Generator (e.g., for testing purposes) shall be limited to reasonable and customary intervals occurring after business hours to the extent commercially practicable. The timing of any such non-emergency operation shall be coordinated with Landlord to minimize any resulting interference with neighboring tenants.
Section 16.23. Direct Competitors. So long as Tenant (together with any Permitted Transferees) is leasing at least sixty percent (60%) of the Rentable Area of the Building and occupying at least ten percent (10%) of such Rentable Area, no Default exists under the terms of the Lease, and Tenant’s current financial statements confirm that Tenant’s creditworthiness is as good or better than Tenant’s creditworthiness as of the Lease Date, Landlord will not enter into any lease or other occupancy or use agreement with a Direct Competitor (as hereinafter defined) for space in any building in the Park owned by Landlord. For purposes of the foregoing, as of the Lease Date, Tenant’s “Direct Competitors” are Exact Sciences, Guardant Health, Freenome, Foundation Medicine (an affiliate of Roche) and Thrive Early Detection Corp. (an affiliate of Johns Hopkins). So long as no Default exists under the terms of the Lease, Tenant shall have the right by delivering written notice to Landlord (a “Substitution Notice”) to substitute or add new entities to the foregoing list of Direct Competitors (substitutions or additions shall only be effective on a prospective basis); provided such substituted or additional entity has as its primary business the conduct of liquid biopsy cancer screening (and, if such screening is done by a subsidiary or discrete business division of a company, the identified Direct Competitor shall be limited to the subsidiary or business division performing such screening). Tenant shall only have the right to deliver a Substitution Notice starting on the second (2nd) anniversary of the Commencement Date (A) one (1) time during any twenty-four (24) month period during the remainder of the Lease Term so long as Tenant remains a privately held company (i.e., no IPO has occurred), or (B) one (1) time during any twelve (12) month period if Tenant engages in an IPO and Tenant’s stock is publicly traded (in which case the updated list of Direct Competitors shall limited to the entities listed as Tenant’s competitors in Tenant’s 10-K filing that meet the criteria of Direct Competitor); provided, however, that (x) there shall at no point in time be more than five (5) entities listed so long as Tenant remains a privately held company, and (y) except as otherwise provided below, Tenant may not add to such list any entity which is then a tenant of the Park or with whom Landlord is then actively negotiating to lease space in the Park.
Section 16.24. Additional Improvements.
(a) Fitness Center. Landlord will construct, furnish and operate (or cause to be constructed, furnished and operated by a third party) an approximately 10,699 square foot fitness center (the “Fitness Center”) in the location shown on Exhibit D and in accordance with

Exhibit J to provide a fitness/exercise amenity to tenants of the Park. The exercise areas of the Fitness Center will be equipped with certain exercise and fitness equipment, and the Fitness Center may or may not be operated with an attendant on duty. Tenant’s employees shall be entitled to utilize the Fitness Center during Normal Business Hours, and Tenant acknowledges and agrees that access to and use of the Fitness Center shall be further subject to rules and regulations adopted by Landlord in effect from time to time relating to the use, safety and welfare of the Fitness Center. Each individual desiring to utilize the Fitness Center will be required to first sign and deliver Landlord’s form waiver and acknowledgment as a condition to the use of the Fitness Center. Landlord, in Landlord’s discretion, may engage a third-party operator to provide programming for the Fitness Center, and in such event, any costs associated therewith shall be included in Operating Expenses. The Fitness Center will have modern finishes with locker room/shower facilities and will incorporate customary functions such as first-class weight and cardio machines. Landlord may arrange for community-based active programming with group classes and programming, subject to demand, the costs of which will all be included in Park Costs and Operating Expenses. Additional services and activities may be made available from time to time with payment of additional registration or usage fees on an a la cart basis.
(b) Café. Landlord will construct, furnish and operate (or cause to be constructed, furnished and operated by a third party) an approximately 3,000 square foot “grab and go” or similar food service operation (the “Café”) in the location shown on Exhibit D and in accordance with Exhibit J to provide a food service amenity to tenants of the Park. The Café will serve breakfast and lunch options from 8:00 a.m. to 2:00 p.m. on weekdays, and will have tables and chairs for on-premises consumption, which food items and menus will be prepared by and subject to periodic changes by the operator of the Café.
Section 16.25. Training Space Allowance. Landlord shall provide Tenant with the Training Space Allowance to be used by Tenant to lease or license temporary office and training space (consisting of approximately 10,000 square feet of space, including office space sufficient for twenty-five (25) people and two (2) conference rooms) (the “Training Space”) commencing on the date that is ten (10) days following the Lease Date through the date that is thirty (30) days following the Commencement Date. Tenant shall be responsible for locating and securing use of the Training Space. Landlord shall, subject to and in accordance with the provisions of this Section 16.25, reimburse Tenant for costs and expenses of securing use of the Training Space up to an amount equal to the Training Space Allowance. Landlord shall disburse the Training Space Allowance monthly to Tenant, within five (5) business days after the first of each month, in reimbursement for costs paid to the third party landlord or other provider of the Training Space utilized by Tenant as evidenced by statements from Tenant showing such payments. Tenant shall be solely responsible for payment of all costs incurred relative to Tenant’s use of the Training Space (subject to reimbursement from the Training Space Allowance), and to the extent that Tenant fails to submit payment applications or invoices for use of the Training Space in an amount equal to or greater than the Training Space Allowance, Landlord shall be entitled to retain any excess of the Training Space Allowance for Landlord’s account.
Section 16.26. Memorandum of Lease. Within ten (10) business days after the Lease Date, Landlord and the Tenant shall execute, acknowledge and deliver, and Tenant shall be entitled to record in the Registry against title to the Building, the Grid Buildings and the Expansion Area, a memorandum of this Lease in the form attached hereto as Exhibit L, sufficient to provide record notice of Tenant’s rights under this Lease, including Tenant’s rights relative to the Grid Expansion Space, First Refusal Space and Expansion Area, provided that Tenant shall be solely responsible for the cost of recording the Memorandum.
Section 16.27. Access Control System. Notwithstanding anything in this Lease to the contrary, while Tenant is leasing all of the Rentable Area in the Building, Tenant shall have the right, subject to Landlord’s reasonable approval of the plans and specifications therefor, at Tenant’s sole cost and expense, to install and implement (i) a controlled access system or other similar access system regulating access to and from the Building and (ii) a Tenant-controlled security system which provides security measures to and within the Leased Premises (the “Security Devices”), provided that (A) Tenant shall comply with all Applicable Laws in connection with the installation, implementation and monitoring of such Security Devices, (B) the Security Devices shall not adversely affect the mechanical or utility systems which serve the Leased Premises or Building, the structural integrity of the Building, and (C) Landlord and its designees shall continue to have access to the Building subject to the terms forth in this Lease.
(SIGNATURES CONTAINED ON THE FOLLOWING PAGES)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

PP OFFICE OWNER l , L.P., a Delaware limited partnership

		By:	PP Office Owner l GP, L.L.C., a Delaware limited liability company, its General Partner

Dated:	June 4, 2020
			By:	/s/ Andres Panza

			Printed:	Andres Panza

			Title:	Authorized Signatory
[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

TENANT:

GRAIL, INC., a Delaware corporation

Dated:	3rd June 2020	By:	/s/ H. BISHOP

		Printed:	H. BISHOP

		Title:	C.E.O.

EXHIBIT A
LEASED PREMISES
(Initial Leased Premises shown as “Phase 1” below)

DN
DN
UP
UP
DN

PHASE 1 : 114,073 SF

Perkins&Will

A-1

(Deferred Leased Premises shown as “Phase 2” below)

DN
DN
UP
UP
DN

PHASE 1 : 114,073 SF

PHASE 2 : 58,185 SF

Perkins&Will